NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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MidwestOne Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 29, 2005

To The Shareholders Of MidWestOne Financial Group, Inc.:

The Annual Meeting of Shareholders of MidWestOne Financial Group, Inc. will be held at the Elmhurst Country Club, 2214 South 11th Street, Oskaloosa, Iowa, on Friday, April 29, 2005, at 10:30 a.m., for the following purposes:

1.	To elect directors to serve until the Annual Meeting of Shareholders at which their term expires and until their successors shall have been elected and qualified;

2.	To ratify the appointment of KPMG LLP as independent auditors for the current fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

* * * * *

The Board of Directors has fixed the close of business on February 25, 2005, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

To be sure that your shares are represented at the meeting, please either complete and promptly mail the enclosed proxy card in the envelope provided for this purpose or vote through the telephone or Internet voting procedures described on the proxy card. If your shares are registered in the name of a bank or brokerage firm, telephone or Internet voting will be available to you only if offered by your bank or broker and such procedures are described on the voting form sent to you.

By Order of the Board of Directors

Charles S. Howard, Chairman of the Board

Oskaloosa, Iowa

March 21, 2005

PROXY STATEMENT

MidWestOne Financial Group, Inc.

222 First Avenue East

Oskaloosa, Iowa 52577

INTRODUCTION

The enclosed Proxy is solicited by the Board of Directors of MidWestOne Financial Group, Inc., an Iowa corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on April 29, 2005, and at any adjournment thereof. The Proxy may be revoked at any time before it is exercised by submitting a later dated Proxy, by giving notice of such revocation to the Company in writing, or by attending and requesting such revocation at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute the revocation of the Proxy. If the Proxy is not revoked, the shares represented thereby will be voted in the manner specified in the Proxy. A Proxy properly executed and received prior to the Annual Meeting which does not give specific voting instructions will be voted FOR the election of the nominees to the Board of Directors set forth herein and FOR the ratification of the appointment of KPMG LLP as independent auditors for the current fiscal year and as the persons designated as proxies on the enclosed proxy card determine is in the best interests of the Company in any other business that may properly come before the meeting or any adjournment thereof. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a Proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby for any matter submitted to the shareholders for a vote (broker non-votes), such shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be considered as entitled to vote at the Annual Meeting of Shareholders.

For participants in the MidWestOne Financial Group, Inc. Employee Stock Ownership Plan and Trust (the “ESOP”), the proxy card will also serve as a voting instruction card for MidWestOne Bank & Trust, the trustee of the ESOP (the “Trustee”), with respect to shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the ESOP unless the proxy card is signed and returned. If proxy cards representing shares in the ESOP are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the ESOP.

The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying Proxy is being borne by the Company. In addition to the solicitation by mail, officers, directors, and regular employees of the Company may solicit Proxies by telephone or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed by the Company for their reasonable expenses.

The record date for shareholders entitled to vote at the meeting is the close of business on February 25, 2005, at which time the Company had issued and outstanding 3,769,166 shares of Common Stock, and all of those shares are eligible to vote at the Annual Meeting of Shareholders. Holders of Common Stock are entitled to one vote per share on any matter that may properly come before the meeting.

This Proxy Statement, the enclosed Proxy, and the attached Notice were first sent to shareholders on approximately March 21, 2005.

PROPOSAL 1

Election Of Directors

Four directors are to be elected at the Annual Meeting of Shareholders by holders of Common Stock to serve until the Annual Meeting of Shareholders at which their respective term expires and until their respective successor has been elected and qualified. The Articles of Incorporation and Bylaws of the Company state that the Board of Directors of the Company shall set the size of the Board of Directors in a range of not less than five directors nor greater than fifteen directors. The Board of Directors set the size for the current Board of Directors at nine individuals. The Nominating Committee and the Board of Directors have identified Barbara J. Kniff to fill the vacancy on the Board caused by the retirement of William D. Hassel effective March 31, 2004. A non-management director recommended Ms. Kniff to the Nominating Committee. Because of the retirement of John W. N. Steddom effective December 31, 2004, there will be one vacancy on the Board for which the Nominating Committee and the Board of Directors have not identified a qualified nominee as of the date of this Proxy Statement. The Board of Directors has no present intention to fill this vacancy at the Annual Meeting; however, under the Company’s Articles of Incorporation and Bylaws, the Board of Directors may fill such vacancy at any time. At the date of this Proxy Statement, the Board does not have any arrangement, understanding or commitment to any person concerning nomination or election to the Board, other than those persons listed under the caption “Election of Directors” herein.

Each shareholder of record shall be entitled to as many votes as the total of the number of shares of Common Stock, $5.00 par value per share, held of record by such shareholder. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Company does not have cumulative voting.

Under applicable provisions of Iowa law and the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by Proxy, constitute a quorum. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the election of directors in the manner set forth above will be required to elect directors.

In the absence of instructions to the contrary, the Proxies solicited by the Board of Directors will be voted in favor of the election of the nominees identified in the following table, all of whom are members of the present Board of Directors other than Barbara J. Kniff.

The nominees and the directors of the Company whose terms continue beyond the 2005 Annual Meeting of Shareholders are identified in the following table. The term for which nominees Charles S. Howard, David A. Meinert, and James G. Wake are nominated will expire at the 2008 Annual Meeting of Shareholders, and the term for which nominee Barbara J. Kniff is nominated will expire at the 2006 Annual Meeting of Shareholders. Except as may be otherwise expressly stated, the nominees for director have been employed in the capacities indicated for more than five years. Additional information regarding these nominees and each director as of February 25, 2005, is set forth in the following table. The number of shares of Common Stock of the Company beneficially owned by each of the nominees and directors as of February 25, 2005, is set forth on pages 12 and 13.

Name and Principal Occupation for the last five years	First Became a Director	Present Term Expires at Annual Meeting	Age
Nominees:

Charles S. Howard	1988	2005	49

Chairman of the Company since January 1998 and President and Chief Executive Officer of the Company since June 1993; previously Executive Vice President of the Company; Chairman of Central Valley Bank(1) from June 1994 to January 2000; Vice Chairman of MidWestOne Bank & Trust since January 1996; Chairman of Pella State Bank(1) since November 1997; Chairman of MIC Financial, Inc.(1) since January 1998; Chairman of MidWestOne Investment Services, Inc.(1) since October 2004

David A. Meinert	1991	2005	51

Executive Vice President of the Company since June 1993 and Chief Financial Officer since September 1984; President of Central Valley Bank from June 1994 to January 1997; Chairman of Central Valley Bank from January 2000; President of MIC Financial, Inc. since March 2000; Executive Vice President and Treasurer of MidWestOne Investment Services, Inc. since October 2004

James G. Wake	2000	2005	65
General Manager, Smith-Wake Ag Group, Oskaloosa, Iowa. This is an agri business involved in feed, grain, and livestock production.

Barbara J. Kniff			48

Chairman and Secretary/Treasurer of KLK Construction, Inc., Pella, Iowa, doing underground utility work. Member in ViewPointe, LLC, a land development company. Member in Phantom Partners, LLC d/b/a Culver’s of Colorado Springs.

Other Directors:

Richard R. Donohue	1999	2007	55
Managing Partner, Theobald, Donohue & Thompson, Oskaloosa, Iowa. This is a certified public accounting firm in which he is involved in all phases of the practice.

John P. Pothoven	1994	2007	62
President and, since January 1998, Chairman of MidWestOne Bank & Trust(1)

Michael R. Welter	2000	2006	54
President of M&M Enterprises, Sigourney, Iowa, doing general commercial contracting work in Southeast Iowa, and President of Sigourney Fast Stop, a convenience store located in Sigourney, Iowa

Edward C. Whitham	2000	2006	65
President, Financial Management Accounting, Inc., Burlington, Iowa. This is an accounting, tax preparation, and pension administration firm in which he is involved in all phases of the practice.

(1)	MidWestOne Bank & Trust, MidWestOne Bank, Central Valley Bank, Pella State Bank, MIC Financial, Inc., and MidWestOne Investment Services, Inc. are subsidiaries of the Company (all located in Iowa).

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Meetings

Twelve regularly scheduled meetings of the Board of Directors of the Company were held during 2004. Each director other than John W. N. Steddom attended at least 75 percent of the Board meetings and any meetings of committees on which he served. Mr. Steddom retired from the Board of Directors as of December 31, 2004 due to health reasons. Mr. Steddom was able to attend six meetings of the Board of Directors, two meetings of the Compensation Committee, and two meetings of the Nominating Committee during 2004. The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee. To promote open discussion among the independent directors (those directors who are not officers or employees of the Company), the independent directors meet in executive session a minimum of two times per year. The Company strongly encourages all Board members to attend the Annual Meeting of Shareholders. All Board members other than Mr. Steddom attended the Annual Meeting of Shareholders held in 2004.

Committee Membership and Meetings

The Audit Committee consists of Richard R. Donohue, as Chairperson, Michael R. Welter, and Edward C. Whitham, all of whom are independent directors under criteria established by the Securities and Exchange Commission and NASDAQ. Based on the attributes, education and experience requirements required by NASD Rule 4350(d)(2)(A), the requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has identified Richard R. Donohue as an “Audit Committee Financial Expert” as defined under Item 401(h) of Regulation S-K and has determined him to be “independent.” The Audit Committee recommends independent auditors to the Board, reviews with the independent auditors the plan, scope and results of the auditors’ services, approves their fees and reviews the Company’s financial reporting and internal control functions. The Audit Committee also performs the duties set forth in its written charter, which has been adopted by the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Exhibit A. The Committee is also prepared to meet privately at any time at the request of the independent public accountants or members of management to review any special situation arising on any of the above subjects. Reference is made to the “Report of the Audit Committee.” The Audit Committee met five times during 2004. None of the Audit Committee members serve on any other audit committee of a listed company.

During 2004, the Compensation Committee consisted of John W. N. Steddom, as Chairperson, Richard R. Donohue, James G. Wake, Michael R. Welter, and Edward C. Whitham, all of whom are independent directors under criteria established by the Securities and Exchange Commission and NASDAQ. The Compensation Committee reviews the Company’s compensation and benefit policies, including the individual salaries of the executive officers and makes recommendations to the Board of Directors as to the salary of the Chief Executive Officer and the Executive Vice President. The Compensation Committee also performs the duties set forth in its Report of Executive Compensation. Reference is made to the “Report of the Compensation Committee.” The Compensation Committee also performs the duties set forth in its written charter, which was adopted by the Compensation Committee in December 2004. A copy of the Compensation Committee Charter is attached to this Proxy Statement as Exhibit B. The Compensation Committee met two times during 2004.

The Company’s Nominating Committee was established during early 2004. The Committee consisted of Edward C. Whitham, as Chairperson, Richard R. Donohue, John W. N. Steddom, James G. Wake, and Michael R. Welter, all of whom are independent directors under criteria established by the Securities and Exchange Commission and NASDAQ. This Committee makes recommendations to the Board of Directors regarding the composition and structure of the Board and nominations for election of directors. This Committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies that occur during the year. The Nominating Committee also performs the duties set forth in its written charter, a copy of which was attached to the Proxy filed in 2004. The Charter, among other things, contains information regarding the composition of the Board of Directors and selection criteria used by the Committee. This Committee will consider, as part of its nomination process, any director candidate recommended by a shareholder of the Company who follows the procedures shown under the heading “2006 Shareholder Proposals.” When identifying and evaluating nominees to the Company’s board of directors, the Nominating Committee reviews current directors of the Company, reviews current directors of the Company’s banking subsidiaries, solicits input from existing directors and executive officers, and reviews submissions from shareholders, if any. The Nominating Committee met four times in 2004.

Directors’ Compensation

From January 1, 2004 through March 31, 2004, non-employee directors of the Company were paid a quarterly fee in advance based upon an annual retainer of $2,500, plus a fee for meetings attended. From April 1, 2004 through December 31, 2004, non-employee directors of the Company were paid a quarterly fee in advance based upon an annual retainer of $3,000, plus a fee for meetings attended. From January 1, 2004 through March 31, 2004, each non-employee director was paid $350 per regular and special meeting for directors’ meetings attended and $50 per meeting for committee meetings attended. From April 1, 2004 through December 31, 2004, each non-employee director was paid $450 per regular and special meeting for directors’ meetings attended and $150 per meeting for committee meetings attended. No employee directors are paid directors’ fees. After one year of service as a director, non-employee directors are also entitled to annual option grants under the Company’s 1998 Stock Incentive Plan pursuant to a formula based on the financial performance of the Company for the fiscal year. On April 30, 2004, each non-employee director of MidWestOne Financial Group, Inc. and its subsidiaries was granted a non-qualified stock option for 1,379 shares at an exercise price of $18.52 per share. The number of shares to be awarded pursuant to non-qualified stock options for non-employee directors is determined by dividing the fair market value (the bid price) of the underlying shares on the date of grant of the options into five percent of the pre-tax profits of the Company for the previous fiscal year. The number of shares so determined is then allocated equally among the eligible non-employee directors on the date of grant of the options (the date of the Annual Meeting of Shareholders of the Company).

The Company offers the option to the directors to defer receipt of all or a portion of the cash that would have been paid as directors’ fees. The deferred fees are invested by the Company, and the director is an unsecured general creditor of the Company. At the time the deferral election is made, the director specifies the amount of the fees to be deferred and the duration of the deferral. The deferred fees are credited with interest based upon the return on average tangible equity of the Company based upon an average of the last three fiscal years.

MANAGEMENT

Executive Officers

Name	Age	Position with the Company
Charles S. Howard	49	Chairman, President and Chief Executive Officer
David A. Meinert	51	Executive Vice President and Chief Financial Officer
John P. Pothoven	62	Chairman and President of MidWestOne Bank & Trust

Charles S. Howard and David A. Meinert were elected by the Board of Directors of the Company in April 2004 to the positions described above for a term of one year or until their successors are duly elected and qualified. John P. Pothoven was elected by the MidWestOne Bank & Trust Board of Directors in January 2005 to the positions described above for a term of one year or until his successor is duly elected and qualified. The responsibilities and experience of each executive officer are described below.

Charles S. Howard has been a director of the Company since 1988 and a director of MidWestOne Bank & Trust since 1993. He was elected President and Chief Executive Officer of the Company in June 1993 and elected Chairman of the Company in January 1998. Mr. Howard was elected Vice Chairman of MidWestOne Bank & Trust in January 1996. Mr. Howard served as Chairman of Central Valley Bank from June 1994 until January 2000 and served as a director of Central Valley Bank from June 1994 to January 2004. He has also served as Chairman and as a director of Pella State Bank since November 1997. He has also been a director of MidWestOne Bank since October 1999. Mr. Howard was elected as Chairman and as a director of MidWestOne Investment Services, Inc. in October 2004. Prior thereto, he served as Executive Vice President and Chief Operating Officer of the Company.

David A. Meinert, C.P.A., has been a director of the Company since 1991. He also serves as Executive Vice President and Chief Financial Officer of the Company. Mr. Meinert was elected as Chairman of Central Valley Bank in January 2000, has served as a director of Central Valley Bank since 1994, and served as President of Central Valley Bank from June 1994 to January 1997. He has also been a director of MidWestOne Bank since October 1999. Mr. Meinert was a director of Pella State Bank from November 1997 to January 2004. Mr. Meinert was elected as President of MIC Financial, Inc. effective March 1, 2000. Mr. Meinert was elected as Executive Vice President and Treasurer and as a director of MidWestOne Investment Services, Inc. in October 2004.

John P. Pothoven has been a director of the Company since 1994 and a director of MidWestOne Bank & Trust since 1976. He has served as President and Chief Executive Officer of MidWestOne Bank & Trust since 1984 and as Chairman of MidWestOne Bank & Trust since January 1998. Mr. Pothoven joined MidWestOne Bank & Trust in 1976 as a Vice President and was promoted to Executive Vice President in 1978.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation of those persons who were at December 31, 2004, the Chairman, President, and Chief Executive Officer of the Company, the Executive Vice President and Chief Financial Officer of the Company, and the Chairman and President of MidWestOne Bank & Trust for the last three fiscal years ended December 31, 2004. The Company has no other executive officers as defined by SEC regulations.

Summary Compensation Table

	Year	Annual Compensation		Long Term Compensation Awards Securities Underlying Options	All Other Compensation(2)
Name and Principal Position		Salary(1)	Bonus
Charles S. Howard,	2004	$236,080	$26,985	7,000	$21,796
Chairman, President and	2003	227,000	34,991	7,350	18,411
Chief Executive Officer	2002	219,250	31,731	7,000	18,709

David A. Meinert,	2004	$173,264	$19,805	7,000	$19,974
Executive Vice President and	2003	166,600	25,680	7,350	17,079
Chief Financial Officer	2002	158,000	24,494	7,000	15,963

John P. Pothoven,	2004	$163,400	$13,000	5,000	$98,228
Chairman and President,	2003	163,400	22,979	5,250	100,841
MidWestOne Bank & Trust	2002	164,650	26,300	5,000	68,279

(1)	Amounts include director compensation of $7,600 from MidWestOne Financial Group, Inc., $7,050 from MidWestOne Bank & Trust, and $4,400 from Pella State Bank for 2002 to Charles S. Howard; $7,600 from MidWestOne Financial Group, Inc. and $4,400 from Pella State Bank for 2002 to David A. Meinert; $7,600 from MidWestOne Financial Group, Inc. and $7,050 from MidWestOne Bank & Trust for 2002 to John P. Pothoven. For 2002, David A. Meinert elected to defer $7,600 of director’s fees under the Deferred Compensation Plan for directors and John P. Pothoven elected to defer $7,050 of director’s fees under such plan.

(2)	Amounts include the following:

Name	Year	Salary Continuation	ESOP Contribution	401(k) Match	Group Term Life Insurance
Charles S. Howard	2004	$4,543	$10,843	$5,980	$430
	2003	4,113	7,790	5,980	528
	2002	3,723	10,454	4,004	528

David A. Meinert	2004	$5,618	$7,958	$5,968	$430
	2003	5,085	5,733	5,733	528
	2002	4,603	6,452	4,380	528

John P. Pothoven	2004	$84,672	$7,466	$5,660	$430
	2003	90,100	5,141	5,072	528
	2002	56,276	6,557	4,918	528

Charles S. Howard is entitled to receive $110,000 per year for 15 years starting at age 65 pursuant to the salary continuation plan. David A. Meinert is entitled to receive $95,000 per year for 15 years starting at age 65 pursuant to the salary continuation plan. John P. Pothoven is entitled to receive $85,000 per year for 15 years starting at age 65 pursuant to the salary continuation plan. The Company matches 50 percent of employee contributions to the 401(k) Plan up to a maximum employee contribution of 6 percent of compensation.

Stock Options

The following table sets forth information concerning the grant of stock options under the Company’s 1998 Stock Incentive Plan during the last fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Charles S. Howard	7,000	8.57%	$20.84	12/31/14	$91,743	$232,495
David A. Meinert	7,000	8.57%	$20.84	12/31/14	$91,743	$232,495
John P. Pothoven	5,000	6.12%	$20.84	12/31/14	$65,531	$166,068

(1)	The amounts set forth represent the value that would be received by the Named Executive Officers upon exercise of the option on the date before the expiration date of the option based upon assumed annual growth rates in the market value of the Company’s shares of 5 percent and 10 percent, rates prescribed by applicable SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s shares and other factors such as the general condition of the stock market and the timing of the exercise of the options.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End($) Exercisable/Unexercisable
Charles S. Howard	0	$0	36,037/14,305	$174,848/$23,456
David A. Meinert	16,550	165,353	62,446/14,305	$498,797/$23,456
John P. Pothoven	0	0	32,782/ 5,218	$208,279/$16,155

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

The Company presently has no employment contracts with the named executive officers of the Company. The Company does maintain a salary continuation plan for the named executive officers of the Company. The benefits provided pursuant to such salary continuation plan are listed in the section “Executive Compensation” in Footnote 2. The salary continuation plan contains a change-in-control provision which applies in the event that there is both a change in control of the Company and the employment of the particular named executive officer is terminated with the Company within 24 months after such change in control. In such event, the change-in-control benefit is paid to the employee in a lump sum within 90 days following termination of employment. The amount of the change-in-control benefit is determined by vesting the employee in 100 percent of the normal retirement benefit the employee would otherwise have been entitled to receive pursuant to the salary continuation plan.

REPORT ON EXECUTIVE COMPENSATION FOR MIDWESTONE FINANCIAL GROUP, INC.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors of the Company reviews and approves the Company’s executive compensation policies and evaluates the performance of the executive officers. In 2004, the Compensation Committee consisted of Richard R. Donohue, John W. N. Steddom, James G. Wake, Michael R. Welter, and Edward C. Whitham. All members of the Committee attended the two meetings held during the fiscal year. All members of the Compensation Committee are independent directors and there are no Compensation Committee interlocks.

Compensation Philosophy

The philosophy of the Compensation Committee in setting its compensation policies for executive officers is to maximize stockholder value over time. The Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value. In this regard, the Compensation Committee has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables the Company to attract and retain key executive talent.

•	Align executive compensation programs with the Company’s annual and long-term business strategies and objectives.

•	Provide variable compensation opportunities that are directly linked to the performance of the Company and the performance of the individual employee.

The Compensation Committee focuses primarily on the following three components in forming the total compensation package for its executive officers:

•	Base salary

•	Annual incentive bonus

•	Long-term incentives

Base Salary

The Compensation Committee intends to compensate the executive officers competitively within the industry. In order to evaluate the Company’s competitive posture in the industry, the Compensation Committee reviews and analyzes the compensation packages, including base salary levels, offered by its peer group. In addition, the Compensation Committee, together with the Board of Directors, subjectively evaluates the level of performance of each executive officer in order to determine current and future appropriate base pay levels.

The Compensation Committee reviewed the compensation of the President and Executive Vice President and recommended an increase of four percent in the base salary of the President and an increase of four percent in the base salary of the Executive Vice President. The recommendations for the President and Executive Vice President were based upon peer review data, levels of responsibility, breadth of knowledge, prior experience, management recommendations for other employees, cost of living, and performance.

Annual Incentive Bonus

The Company uses a “Performance Compensation Plan” (the “Plan”) for employees of the Company and its subsidiaries. The Plan is designed to assist the Board of Directors and management in communicating to the employees the goal of profitable growth.

Each employee participating in the Plan is eligible to be considered to receive an annual bonus based upon pre-tax profits. At the bank subsidiary level, the Plan focuses on pre-tax profits at the individual bank plus the overall profitability of the Company. At the holding company level, the Plan focuses on consolidated budgeted pre-tax profits for the holding company. For the employees of the holding company, the Plan provides that a bonus pool will be created in the amount of 2 percent of the consolidated budgeted pre-tax profits for the Company. The size of the pool is then adjusted by a formula upward or downward depending upon how actual profits compared to budget. The amount of the pool is then allocated among three groups by the designated percentage amounts and leaves 20 percent to be allocated at the discretion of the Committee. The President and the Executive Vice President receive an aggregate of 25 percent of the pool, which is allocated proportionately between them based upon base compensation. Additionally, the Board of Directors retains the discretion to deviate from the Plan if warranted. The Compensation Committee recommended payment of the annual incentive bonus to the President and the Executive Vice President pursuant to the Plan formula. The Committee did not recommend that any of the discretionary pool be awarded for 2004.

Long-term Incentives

The Company provides its executive officers with long-term incentive compensation through grants of stock options. The Compensation Committee is responsible for determining the individuals to whom grants should be made, the timing of grants, the exercise price per share, and the number of shares subject to each option. Other than the stock options, the Compensation Committee made no other long-term performance awards during the last fiscal year. The stock option grants are discretionary grants by the Compensation Committee. The Compensation Committee takes into consideration the profits of the Company during the most recent fiscal year, the profit trend line of the Company, the position of the employee, peer review of similar companies, and the total compensation package of the eligible employees in determining the amount of the grants.

The Compensation Committee believes that stock options provide the Company’s executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. The Compensation Committee believes that stock options directly motivate an executive to maximize long-term stockholder value and help align the focus of the executive officers with the interests of the shareholders. The options also utilize vesting periods in order to encourage key employees to continue in the employ of the Company. All options to executive officers to date have been granted at the fair market value of the Company’s common stock determined on the basis of the bid price of the stock. All options for 2004 were granted at the bid price of the stock on December 31, 2004. The amount of the stock option awards is reflected in the compensation table for the executive officers.

Summary

The Compensation Committee believes that its executive compensation philosophy of paying its executive officers well by means of competitive base salaries, annual bonuses, and long-term incentives, as described in this report, serves the interests of the Company and the Company’s stockholders.

Richard R. Donohue

James G. Wake

Michael R. Welter

Edward C. Whitham

Financial Performance

The following graph illustrates the cumulative total return (assuming the reinvestment of dividends) experienced by the Company’s shareholders since December 31, 1999, through December 31, 2004, compared to the NASDAQ Composite, SNL Midwest Bank Index, and the MidWestOne Custom Peer Group.

MIDWESTONE FINANCIAL GROUP, INC.

Stock Price Performance

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
MidWestOne Financial Group, Inc.	100.00	73.15	106.37	152.55	187.83	213.76
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL Midwest Bank Index	100.00	121.10	123.76	119.39	152.82	172.44
MidWestOne Custom Peer Group*	100.00	81.18	95.68	116.02	150.47	161.19

*	MidWestOne Custom Peer Group consists of Midwest commercial banks with total assets between $500 million and $1 billion that are headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Missouri, North Dakota, Ohio, and Wisconsin.

Loans to Officers and Directors and Other Transactions With Officers and Directors

During 2004, MidWestOne Bank & Trust, MidWestOne Bank, Central Valley Bank, and Pella State Bank made loans or loan commitments, in the ordinary course of business, to directors and officers of the Company and to corporations or partnerships with which one or more of the officers or directors of the Company were associated. In the opinion of management of the Company, all such loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Ownership of Securities by Certain Beneficial Owners

The following table sets forth certain information as of February 25, 2005, with respect to the Common Stock beneficially owned by each existing director of the Company, by each nominee, by all executive officers and directors as a group and by each shareholder known by the Company to be the beneficial owner of more than five percent of the Common Stock.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Richard R. Donohue(2)	4,550	*
Charles S. Howard(3)	259,203	6.8%
Barbara J. Kniff	0	*
David A. Meinert(4)	114,374	3.0%
John P. Pothoven(5)	102,281	2.7%
James G. Wake(6)	6,051	*
Michael R. Welter(7)	8,293	*
Edward C. Whitham(8)	4,683	*
Executive Officers and Directors as a group (8 persons)(9)	499,435	12.8%

MidWestOne Financial Group, Inc. Employee Stock Ownership Plan (ESOP)(10)(11)	533,657	14.2%
Jeffrey L. Gendell(12)	211,081	6.7%

*	Less than 1%.

(1)	Except as described in the following notes, each person or group owns the shares directly and has sole voting and investment power with respect to such shares. The shares listed include shares subject to options exercisable within sixty days of February 25, 2005.

(2)	Such shares include 1,616 shares owned by his spouse, 19 shares held by a partnership, and 2,375 shares subject to currently exercisable options.

(3)	Such shares include 51,039 shares owned by his spouse, 3,500 shares owned jointly with his spouse, a total of 2,450 shares owned as custodian for his two minor children, 57,503 shares in Howard Partners, L.P., in which Mr. Howard is a one-third partner, 36,037 shares subject to currently exercisable options, and 37,305 shares allocated to his ESOP account.

(4)	Such shares include 17,088 shares owned jointly with his spouse, a total of 532 shares owned as custodian for his two minor children, 62,446 shares subject to currently exercisable options, and 34,308 shares allocated to his ESOP account. Excludes the remaining 499,349 ESOP shares with respect to which Mr. Meinert shares dispositive power as an ESOP Administrator.

(5)	Such shares include 4,117 shares held in an IRA, 32,782 shares subject to currently exercisable options, and 43,035 shares allocated to his ESOP account. Excludes the remaining 490,622 ESOP shares with respect to which Mr. Pothoven shares dispositive power as an ESOP Administrator.

(6)	Such shares include 223 shares owned by his spouse, 380 shares owned by a corporation of which Mr. Wake has control, and 5,099 shares subject to currently exercisable options.

(7)	Such shares include 7,138 shares owned jointly with his spouse, 655 shares held in an IRA, 500 shares owned by a corporation of which Mr. Welter has control.

(8)	Such shares include 570 shares held in a profit sharing plan, 578 shares held in his spouse’s IRA, 220 shares held in his spouse’s profit sharing plan, 217 shares held in spouse’s money purchase pension plan, and 1,276 shares subject to currently exercisable options.

(9)	Such shares include a total of 114,648 ESOP shares allocated to the accounts of directors and executive officers and a total of 140,015 shares subject to currently exercisable options.

(10)	The Company’s ESOP holds shares of the Company’s Common Stock pursuant to the terms of the ESOP. The Trustee of the ESOP, the Trust Department of MidWestOne Bank & Trust, has the power to dispose of ESOP shares in accordance with the terms of the ESOP and votes any unallocated ESOP shares at the direction of the Committee acting as ESOP Administrators. The ESOP Administrators are Thomas W. Campbell, President of Central Valley Bank, Jerry D. Krause, President of MidWestOne Bank, Michael T. Patrick, President of Pella State Bank, Fred L. Koogler, President of MidWestOne Investment Services, Inc., David A. Meinert, and John P. Pothoven. Shares allocated to participants’ accounts are voted by the respective participants. Shares not voted by a participant will be voted by the Trustee in the same proportion as the shares for which signed proxy cards are returned by the other participants in the ESOP. The Trustee disclaims beneficial ownership of all of the shares, and the ESOP Administrators disclaim beneficial ownership of all shares other than those allocated to their respective accounts held by the ESOP. The amount of beneficial ownership shown for the ESOP includes those shares allocated to accounts of directors and executive officers of the Company, which shares are also reflected in the individual’s respective beneficial ownership as indicated in the footnotes above.

(11)	The address of the ESOP Administrators is 222 First Avenue East, Oskaloosa, IA 52577.

(12)	The Company has received a Schedule 13F from Jeffrey L. Gendell, 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830. Mr. Gendell indicates that he has sole voting power over 211,081 shares in his capacity as an institutional investment manager.

PROPOSAL 2

Ratification Of Auditors’ Appointment

The Board of Directors of the Company, at the recommendation of the Audit Committee, has approved the accounting firm of KPMG LLP, independent certified public accountants, as the principal accountant for the Company to conduct the audit examination of the Company and its subsidiaries for the 2005 fiscal year. KPMG LLP was also the principal accountant and performed the audit for the 2004 fiscal year.

A representative from KPMG LLP is anticipated to be present at the Annual Meeting of Shareholders. He will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions from shareholders.

The Board recommends that shareholders vote FOR the ratification of the appointment of KPMG LLP as independent auditors for the 2005 fiscal year. In the absence of instructions to the contrary, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment of KPMG LLP as independent auditors.

Independent Public Accountants

Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and 2003, and fees billed for other services rendered by KPMG LLP:

	2004	2003
Audit Fees (1)	$118,500	$109,700
Audit-Related Fees (2)	10,400	37,668
Tax Fees (3)	44,000	60,800
All Other Fees (4)	0	14,500

Total	$172,900	$222,668

1.	Audit Fees represent fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements in connection with the filing of current and periodic reports.

2.	Audit-Related Fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services related primarily to internal control examinations pursuant to the Statement of Auditing Standards No. 70, audits of employee benefit plans and other attestation services. Included for 2003 was $27,968 in fees for loan review in connection with the 2002 year-end audit.

3.	Tax Fees represent fees for professional services related to tax compliance, which included preparation of tax returns, tax advice and tax planning.

4.	All other fees represent services provided for the acquisition of Belle Plaine Service Corp. in 2003.

Independence

The Audit Committee has considered whether the non-audit services provided by KPMG LLP to the Company are compatible with maintaining the independence of KPMG LLP and concluded that the independence of KPMG LLP is not compromised by providing such services.

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent auditor prior to engagement.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The incorporation by reference of this Proxy Statement into any document filed with the Securities and Exchange Commission shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, systems of internal controls regarding finance, accounting and legal compliance and monitoring the independence and performance of the Company’s independent auditors and internal auditing department. The Company’s management has primary responsibility for preparing the Company’s financial statements and the Company’s financial reporting process. The Company’s independent accountants, KPMG LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

As part of its responsibilities, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004, with the Company’s management.

2.	The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of KPMG LLP.

4.	Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

5.	The Board has adopted an Audit Committee Charter, which is attached to this Proxy Statement as Exhibit A.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASD/AMEX exchange. The undersigned members of the Audit Committee have submitted this Report.

Richard R. Donohue

Michael R. Welter

Edward C. Whitham

GENERAL MATTERS

Financial Statements

The Company’s 2004 Annual Report to Shareholders has accompanied the mailing of this Proxy Statement.

The Company will provide without charge to each shareholder solicited, upon the written request of any such shareholder, a copy of its annual report on Form 10-K as filed with the Securities and Exchange Commission, including the financial statements, for the fiscal year ended December 31, 2004. Such written request should be directed to Karen K. Binns, Secretary/Treasurer, MidWestOne Financial Group, Inc., P. O. Box 1104, Oskaloosa, Iowa 52577-1104. It is also available on the Securities and Exchange Commission’s Internet web site at http://www.sec.gov/cgi-bin/srch-edgar.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s Common Stock file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and NASDAQ. Specific due dates for these reports have been established, and the Company is required to disclose in its Proxy Statement any failure to file by these dates during the Company’s 2004 fiscal year.

All the applicable filing requirements were satisfied by the officers, directors and 10 percent owners during 2004. In making this statement, the Company is relying upon written representations of its incumbent officers, directors, and 10 percent owners and copies of applicable reports furnished to the Company.

Shareholder Communications

The Company provides for a process for stockholders to send communications to the Board of Directors. Stockholders may send communications to the Board of Directors by contacting the Company’s Chief Financial Officer in one of the following ways:

In writing at 222 First Avenue East, Oskaloosa, Iowa, 52577;

By email at dmeinert@mwofg.com.

The Chief Financial Officer will submit each communication received to the Board of Directors at the next regular meeting.

2006 Shareholder Proposals

In order for any proposals of shareholders pursuant to the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 to be presented as an item of business at the Annual Meeting of Shareholders of the Company to be held in 2006, the proposal must be received at the Company’s principal executive offices no later than November 22, 2005 and must be limited to 500 words. To be included in the Company’s proxy statement, the shareholder must be a holder of record or beneficial owner of at least $2,000 in market value or one percent (1%) of the Company’s shares entitled to be voted on the proposal and have held the shares for at least one year and shall continue to hold the shares through the date of the Annual Meeting. Either you, or your representative who is qualified under state law to present the proposal on your behalf, must attend the meeting to present the proposal. Shareholders may not submit more than one proposal. A shareholder proposal submitted outside the procedures described in Rule 14a-8 shall be considered untimely unless received no later than February 6, 2006.

Shareholders wishing to recommend names of individuals for possible nomination to the Company’s Board of Directors may do so according to the following procedures established by the Board:

1.	Contact the Secretary of the Company to obtain the Board Membership Criteria established by the Board of Directors.

2.	Make typewritten submission to the Secretary of the Company naming the proposed candidate and specifically noting how the candidate meets the criteria set forth by the Board.

3.	Submission must be received by the Company 120 days prior to the expected mailing date of the proxy.

4.	Person making submission must prove they are a shareholder of the Company and that they own shares with a market value of at least $2,000 and have held those shares for at least one year at the time the submission is made.

5.	If the person being submitted is aware of the submission, he or she must sign a statement indicating such.

6.	If the person being submitted is not aware of the submission, the submitter must explain why.

The written submission must be mailed to:

Corporate Secretary

MidWestOne Financial Group, Inc.

222 First Avenue East

Oskaloosa, Iowa 52577

Other Matters

Management does not know of any other matters to be presented at the meeting, but should other matters properly come before the meeting, the proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Karen K. Binns, Secretary

March 21, 2005

Exhibit A

MIDWESTONE FINANCIAL GROUP, INC.

AUDIT COMMITTEE CHARTER

I.    Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Monitor compliance by the Company with applicable legal and regulatory requirements.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

II.    Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the NASDAQ/AMEX Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditor, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditor’s limited review procedures.

III.    Audit Committee Responsibilities and Duties

General

1.	The Audit Committee shall be directly responsible for the appointment, termination, compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

2.

The Audit Committee shall pre-approve all audit and any permitted non-audit services provided to the Company by the independent auditors and the fees to be paid for those services. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of certain audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

3.	The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other permitted services and to any consultants engaged by the Audit Committee.

4.	The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

Specific Tasks

The Audit Committee shall:

1.	Review and discuss with management and the independent auditor the annual audited and quarterly financial statements, including disclosures made in management’s discussion and analysis, earnings press releases and any earnings guidance provided to analysts and rating agencies, prior to the release of quarterly and annual earnings results.

2.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles and the adequacy of the Company’s internal controls.

3.	Review and discuss with the independent auditors:

(i)	the scope, planning and staffing of the audit;

(ii)	any problems or difficulties encountered in the course of the audit, including any restrictions on the scope of the independent auditors’ activities or on access to requested information and management’s response, and any significant disagreements with management;

(iii)	any report by the independent auditor as required by Section 10A of the Exchange Act, including any report related to critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management;

(iv)	the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work.

4.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

5.	Review any disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

6.

Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Company.

7.	Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors.

8.	Review and evaluate the lead partner of the independent auditor team and ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

9.	Discuss with the independent auditor and management the Company’s internal audit function and the responsibilities of those performing the internal audit, the internal audit budget, the staffing of the internal audit, and any recommended changes in the scope of the internal audit function.

10.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Such procedures may be amended from time to time by the Audit Committee.

11.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

12.	Obtain advice and assistance from the Company’s counsel as to matters that may have a material impact on the financial statements or the Company’s compliance policies.

13.	Review and approve all “related party transactions.” The term “related party transactions” shall refer to transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

Limitation

While the Audit Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Exhibit B

MIDWESTONE FINANCIAL GROUP, INC.

COMPENSATION COMMITTEE CHARTER

A.    Purpose and Scope

The primary function of the Compensation Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibilities and duties by making recommendations to the Board with respect to the compensation of the Company’s Chief Executive Officer (“CEO”) and its executive officers.

B.    Composition and Meetings

The Committee shall be comprised of a minimum of three members of the Board, as appointed by the Board, each of whom shall meet the applicable independence requirements promulgated by the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers (“NASD”).

The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair of the Committee is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. A majority of the number of Committee members shall constitute a quorum for the transaction of business.

The Committee shall meet as often as necessary, but at least once each year, to enable it to fulfill its responsibilities and duties as set forth herein. The Committee shall report its actions to the Board and keep written minutes of its meetings, which shall be recorded and filed with the books and records of the Company.

C.    Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

1.	Produce an annual report on executive compensation for inclusion in the Company’s proxy statement.

2.	Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of these goals and objectives, and recommend to the Board the CEO’s compensation level based on this evaluation. The CEO shall not be present during the voting or any deliberations concerning the CEO’s compensation.

3.	Annually recommend to the Board the compensation of executive officers of the Company. The CEO may participate in such deliberations, but shall not vote to approve or recommend any form of compensation for such executive officers.

4.	Make awards of stock options to the CEO, the executive officers, and other key employees under any Company employee stock option or stock-related plans now or from time to time hereafter in effect, and exercise such other power and authority as may be permitted or required under such plans.

5.	Make recommendations to the Board with respect to incentive compensation plans and equity-based plans, and employment agreements between the Company and the CEO and other executive officers.

6.	From time to time review and make recommendations to the Board with respect to the compensation of directors.

7.	Make regular reports to the Board.

8.	Review committee member qualifications; committee member appointment and removal; committee structure and operations (including authority to delegate to subcommittees); and committee reporting to the Board.

9.	Have sole authority to retain and terminate any compensation consultant used to assist in the evaluation or development of compensation arrangements between the Company and its directors, CEO and other executive officers, and shall have sole authority to approve the firm’s fees and other retention terms.

10.	Have sole authority to obtain advice and assistance from internal or external legal, financial, or other advisors.

11.	Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, and recommend any modifications to this Charter if and when appropriate to the Board for its approval.

12.	Annually review the Committee’s own performance.

MIDWESTONE FINANCIAL GROUP, INC.

APPENDIX TO THE PROXY STATEMENT

FISCAL YEAR 2004

MIDWESTONE FINANCIAL GROUP, INC.

MANAGEMENT’S DISCUSSION & ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operation of MidWestOne Financial Group, Inc. and subsidiaries (the “Company”) for the periods indicated. The discussion should be read in conjunction with the consolidated financial statements and the notes thereto.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this report, the matters described herein contain forward-looking statements that involve risk and uncertainties that individually or mutually impact the matters herein described, including but not limited to financial projections, product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations, results of litigation, technological difficulties and/or other factors outside the control of the Company, which are detailed from time to time in the Company’s SEC reports. The Company disclaims any intent or obligation to update these forward-looking statements. The Company’s actual results could differ significantly from those anticipated in these forward-looking statements.

Overview

The Company’s principal business is conducted by its four subsidiary banks and consists of full service community-based commercial and retail banking. In 2004, the Company enhanced its non-banking service offering through the addition of a retail brokerage and financial planning subsidiary. Additionally, the Company derives a substantial portion of its operating revenue from its investments in pools of performing and nonperforming loans referred to as loan pool participations. The profitability of the Company depends primarily on its net interest income, provision for loan losses, other income, and operating expenses.

Net interest income is the difference between total interest income and total interest expense. Interest income is earned by the Company on its loans made to customers, the investment securities it holds in its portfolio, and the interest and discount recovery generated from its loan pool participations. The interest expense incurred by the Company results from the interest paid on customer deposits and borrowed funds. Fluctuations in net interest income can result from the changes in volumes of assets and liabilities as well as changes in market interest rates. The provision for loan losses reflects the cost of credit risk in the Company’s loan portfolio and is dependent on increases in the loan portfolio and management’s assessment of the collectibility of the loan portfolio under current economic conditions. Other income consists of service charges on deposit accounts, fees received for data processing services provided to nonaffiliated banks, mortgage loan origination fees, other fees and commissions, and realized security gains or losses. Operating expenses include salaries and employee benefits, occupancy and equipment expenses, professional fees, other noninterest expenses, and the amortization of goodwill and other intangible assets. These operating expenses are significantly influenced by the growth of operations, with additional employees necessary to staff new banking centers.

Acquisition of Koogler Company of Iowa

On July 30, 2004, the Company acquired Koogler Company of Iowa (“KCI”), a sole proprietorship, which was a retail brokerage and financial planner. The identifiable intangible asset acquired was a customer list, with the remainder of the purchase price allocated to goodwill. The acquisition was part cash and part stock, and was accounted for as a purchase transaction. The Company formed a new wholly-owned subsidiary called MidWestOne Investment Services, Inc. to provide retail brokerage and financial planning services throughout the banking offices of the Company. Revenues and expenses related to the new activity were reflected on the Company’s books from August 1, 2004 forward.

Acquisition of Belle Plaine Service Corp.

On February 1, 2003, the Company acquired the Belle Plaine Service Corp. (“BPSC”) and its wholly-owned subsidiary Citizens Bank & Trust (“CB&T”) of Hudson, Iowa in a 100 percent cash transaction. The acquisition was accounted for as a purchase transaction with revenues and expenses reflected on the Company’s books from February 1, 2003 forward. As of February 1, 2003, BPSC had total assets of $77,602,000, loans totaling $61,010,000, and deposits of $62,940,000. The Company’s results of operation for the year ended December 31, 2002 does not include any income or expense related to BPSC. CB&T was subsequently merged with another of the Company’s subsidiary banks on June 14, 2003.

Performance Summary

For the year ended December 31, 2004, the Company recorded net income of $5,829,000, or $1.54 per share basic and $1.50 per share diluted. This compares with $5,926,000, or $1.54 per share basic and $1.50 per share diluted, for the year ended December 31, 2003. Net income was $97,000 or 2 percent lower in 2004. An increase in net interest income was offset by greater loan loss provision, a reduction in noninterest income and increased noninterest expense.

Total assets of the Company increased $27,258,000 or 4 percent to a year-end 2004 total of $650,564,000 compared with a 2003 total of $623,306,000. The Company’s total loans outstanding increased $21,837,000 or 6 percent in 2004 to $398,854,000 at December 31, 2004. Loan pool participations as of December 31, 2004 totaled $105,502,000, an increase of 18 percent from the year-end 2003 balance of $89,059,000. Deposits increased $21,977,000 or 5 percent to $475,102,000 as of December 31, 2004.

Return on average assets is a measure of profitability that indicates how effectively a financial institution utilizes its assets. It is calculated by dividing net income by average total assets. The Company’s return on average assets was .92 percent for 2004, .98 percent for 2003 and 1.07 percent for 2002. Net income for 2004 was slightly lower while average assets increased during the year, thus reducing the return on average assets in 2004. Return on average equity indicates what the Company earned on its shareholders’ investment and is calculated by dividing net income by average total shareholders’ equity. The return on average equity for the Company was 10.23 percent for 2004, 10.52 percent for 2003 and 10.91 percent for 2002. Return on average equity declined in 2004 reflecting the lower earnings of the Company and an increase in average total shareholders’ equity.

Results of Operations

2004 Compared to 2003

Net Interest Income.    Net interest income is the total of interest income less interest expense. Net interest income increased $1,191,000 or 5 percent in 2004 to $24,002,000 compared with $22,811,000 in 2003. The net interest spread, which is the difference between the yield earned on assets and the rate paid on liabilities, increased to 3.84 percent in 2004 from 3.77 percent in 2003. Net interest margin is a measurement of the net return on interest-earning assets and is computed by dividing net interest income on a tax-equivalent basis for the year by the annual average balance of all interest-earning assets. The net interest margin on a tax-equivalent basis (FTE) for 2004 was 4.13 percent compared to 4.10 percent for 2003. The following table presents a comparison of the average balance of earning assets, interest-bearing liabilities, interest income and expense, and average yields and costs for the years 2004 and 2003.

MIDWESTONE FINANCIAL GROUP

CONSOLIDATED NET INTEREST EARNINGS ANALYSIS (FTE)

	Year ended December 31,
	2004			2003
(in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Average earning assets:
Loans	391,131	23,885	6.11%	366,754	23,894	6.52%
Loan pool participations	89,430	9,395	10.50%	85,959	8,985	10.45%
Interest-bearing deposits	498	4	0.84%	1,638	10	0.62%
Investment securities	102,454	4,038	3.94%	106,210	4,662	4.39%
Federal funds sold	3,329	50	1.49%	2,295	27	1.19%

Total earning assets	586,842	37,372	6.37%	562,856	37,578	6.68%

Average interest-bearing liabilities:
Interest-bearing demand deposits	64,203	239	0.37%	56,194	181	0.32%
Savings deposits	124,106	1,328	1.07%	115,042	1,334	1.16%
Certificates of deposit	232,373	6,770	2.91%	243,073	8,527	3.51%

Total deposits	420,682	8,337	1.98%	414,309	10,042	2.42%

Federal funds purchased	5,578	82	1.47%	4,763	63	1.32%
Federal Home Loan Bank advances	82,250	3,975	4.83%	70,631	3,880	5.49%
Notes payable	10,108	428	4.23%	7,725	262	3.38%
Long-term debt	10,310	548	5.32%	10,310	520	5.05%

Total borrowed funds	108,246	5,033	4.65%	93,429	4,725	5.06%

Total interest-bearing liabilities	528,928	13,370	2.53%	507,738	14,767	2.91%

Net interest income/Net interest spread		24,002	3.84%		22,811	3.77%
Net interest margin (FTE)*			4.13%			4.10%

*	Tax-equivalent basis using a tax rate of 34 percent.

Total interest income for 2004 was $37,372,000 compared with $37,578,000 for 2003. Interest income and fees on loans were $9,000 lower in 2004. The average yield on the Company’s loan portfolio was 6.11 percent for 2004 versus 6.52 percent in 2003, reflecting the cumulative effects of repricing loans at lower market interest rates. The increase in interest rates during the second half of 2004 did not offset the previously repriced loans in the portfolio, thus causing a reduction in the overall portfolio yield. The average volume of loans outstanding for the year was $24,377,000 or 7 percent higher for 2004 in comparison to 2003 due to loan growth. Loans outstanding averaged $391,131,000 in 2004 compared with $366,754,000 for 2003. Interest and discount on loan pools was 5 percent or $410,000 greater in 2004 due to a higher average balance throughout the year and an increase in the yield. The average loan pool balance for 2004 was $89,430,000 compared with $85,959,000 in 2003. The average yield on loan pools rose slightly to 10.50 percent in 2004 from 10.45 percent in 2003. Loan pool income is affected by the settlement of nonperforming loans that result in the recognition of discount recovery when loan collections exceed purchase price. During 2004, the settlement and collection of nonperforming loans contributed significantly to the overall income derived from the loan pools. Interest on bank deposits decreased $6,000 in 2004 due to lower market interest rates and lower balances. Interest income on investment securities was $624,000 or 13 percent lower in 2004 as a result of a $3,756,000 lower average balance and lower market rates. The average tax-equivalent yield on the investment portfolio declined to 4.18 percent for 2004 compared with 4.63 percent in 2003 as maturing securities were reinvested and new securities were purchased at lower market rates. Interest income from federal funds sold was $23,000 greater in 2004 due to higher average balance and rising market interest rates. The overall yield on earning assets was 6.37 percent in 2004 compared with 6.68 percent for 2003. Average total earning assets were $23,986,000 higher in 2004 compared with 2003.

A decrease in interest expense for 2004 helped to offset the lack of revenue growth for the year. Total interest expense was $1,397,000 or 9 percent lower in 2004 reflecting the effects of the low market interest rate environment. Interest expense on deposits was $1,705,000 or 17 percent lower in 2004. The average rate paid on interest-bearing deposits decreased to 1.98 percent for 2004 compared with 2.42 percent in 2003. Average interest-bearing deposits were $6,373,000 greater in 2004 compared with 2003 due to growth in interest-bearing demand deposits and savings deposits. Many of the Company’s certificate of deposit customers have opted for shorter maturity certificates of deposits and have also placed their funds in more liquid money market accounts. When market interest rates move higher, these certificates and money market deposits will reprice more quickly at the higher rate and may increase the cost of funds in future periods. Interest expense on immediately-repriceable deposits such as NOW and savings accounts could also increase as rates move upward. The Federal Home Loan Bank advances utilized by the Company are at fixed rates that do not reprice but may be called prior to maturity. The average rate on Federal Home Loan Bank advances declined to 4.83 percent in 2004 from 5.49 percent in 2003 as advances with higher rates matured. Interest expense on other borrowed funds such as federal funds purchased and notes payable increased in 2004 mainly as a result of the higher interest rate environment in the second half of the year and also due to increased balances in these categories. The overall rate on paying liabilities for 2004 was 2.53 percent for 2004 compared with 2.91 percent in 2003.

Provision for Loan Losses.    The provision for loan losses recorded by the Company for 2004 was $858,000, an increase of $269,000 or 46 percent, compared with the provision of $589,000 for 2003. Management determines an appropriate provision based on its evaluation of the adequacy of the allowance for loan losses in relationship to a continuing review of current collection risks within its loan portfolio, identified problem loans, the current local and national economic conditions, actual loss experience, regulatory policies, and industry trends.

Other Income.    Other income decreased $82,000 or 2 percent in 2004 to $4,276,000. This compares with other income of $4,358,000 for 2003. The Company realized $226,000 from security gains in 2004 and $175,000 in 2003. Excluding security gains realized, other income was $4,050,000 for 2004 and $4,183,000 for 2003. Service charges increased in 2004 while data processing income, secondary market real estate loan origination fees and other operating income declined. Much of the decrease in mortgage origination fees was the result of the slowdown in customers refinancing real estate loans as market interest rates increased. Depending on future interest rates, the level of refinancing activity may change. If the refinancing activity slows, mortgage origination fee income may be reduced in subsequent periods.

Other Expense.    Noninterest expense totaled $18,513,000 for 2004 compared with $17,387,000 for 2003, an increase of $1,126,000 or 6 percent. Salaries and employee benefits increased $871,000 or 9 percent in 2004 due to the additional employees of the acquired KCI, increased salary expense, greater health insurance costs and increased other benefit costs. Net occupancy expense increased $348,000 or 12 percent in 2004 mainly due to higher depreciation expense on a new mainframe computer placed in service early in 2004 and also due to additional depreciation expense on new check-processing machines placed in service late in 2003. Professional fees were $148,000 or 21 percent higher in 2004 compared with 2003 primarily due to higher legal fees. Other operating expense declined $205,000 in 2004 reflecting reduced supplies and other miscellaneous expenses.

Income Tax Expense.    Income taxes decreased $189,000 in 2004 compared with 2003. The amount of income before tax was lower in 2004, thus decreasing income tax expense. The Company’s consolidated income tax rate varies from the statutory rate mainly due to tax-exempt income. The 2004 effective income tax as a percentage of income before tax was 34.6 percent, compared with 35.5 percent for 2003.

2003 Compared to 2002

Net Interest Income.    Net interest income increased $2,298,000 or 11 percent in 2003 to $22,811,000 compared with $20,513,000 in 2002. The net interest margin on a tax-equivalent basis for 2003 was 4.10, the same percentage recognized for 2002. The net interest spread increased to 3.77 percent in 2003 from 3.68 percent in 2002.

Total interest income for 2003 was $37,578,000 compared with $37,540,000 for 2002. Interest income and fees on loans were $1,049,000 or 5 percent higher in 2003. The average yield on the Company’s loan portfolio was 6.52 percent for 2003 versus 7.30 percent in 2002 reflecting the lower market interest rates. The average volume of loans outstanding for the year was $53,713,000 or 17 percent higher for 2003 in comparison to 2002 due to loan growth and the acquisition of BPSC. Loans outstanding averaged $366,754,000 in 2003 compared with $313,041,000 for 2002. Interest and discount on loan pools was 11 percent or $1,073,000 lower in 2003 due to a lower average balance throughout the year. The average yield on loan pools declined slightly to 10.45 percent in 2003 from 10.60 percent in 2002. The average loan pool balance for 2003 was $85,959,000 compared with $94,861,000 in 2002. Loan pool income is affected by the settlement of nonperforming loans that result in the recognition of discount recovery when loan collections exceed purchase price. During 2003, the settlement and collection of nonperforming loans contributed significantly to the overall income derived from the loan pools. Interest on bank deposits decreased $12,000 or 53 percent in 2003 due to lower market interest rates. Interest income on investment securities was $162,000 or 4 percent greater in 2003 as a result of a $17,051,000 higher average balance. Lower market interest rates reduced the increase in interest income related to the higher balance. The average yield on the investment portfolio declined to 4.39 percent for 2003 compared with 5.05 percent in 2002 as maturing securities were reinvested and new securities were purchased at lower market rates. Interest income from federal funds sold was $88,000 or 76 percent less in 2003 mainly due to lower market interest rates. The overall yield on earning assets was 6.68 percent in 2003 compared with 7.40 percent for 2002. Average total earning assets were $55,380,000 higher in 2003 compared with 2002.

A significant decrease in interest expense for 2003 contributed to the Company’s improved profitability for the year. Total interest expense was $2,260,000 or 13 percent lower in 2003 reflecting the market interest rate decline. Interest expense on deposits was $1,526,000 or 13 percent lower in 2003. The average rate paid on interest-bearing deposits decreased to 2.42 percent for 2003 compared with 3.21 percent in 2002. Average interest-bearing deposits were $53,877,000 greater in 2003 compared with 2002 due to the acquired deposits of BPSC. The average rate on Federal Home Loan Bank advances declined to 5.49 percent in 2003 from 5.74 percent in 2002 as advances with higher rates matured. Interest expense on other borrowed funds such as federal funds purchased and notes payable decreased in 2003 mainly as a result of the lower interest rate environment. The overall rate on paying liabilities for 2003 was 2.91 percent for 2002 compared with 3.72 percent in 2002.

Provision for Loan Losses.    The provision for loan losses recorded by the Company for 2003 was $589,000, a decrease of $481,000 compared with the provision of $1,070,000 for 2002.

Other Income.    Other income increased $571,000 or 15 percent in 2003 to $4,358,000. This compares with other income of $3,787,000 for 2002. The Company realized $175,000 from security gains in 2003. No security gains were recognized in 2002. The increase in other income in 2003 was due to an increase in service charges and secondary market real estate loan origination fees.

Other Expense.    Noninterest expense totaled $17,387,000 for 2003 compared with $14,426,000 for 2002, an increase of $2,961,000 or 21 percent. Salaries and employee benefits increased $2,056,000 or 27 percent in 2003 due to the additional employees of the acquired BPSC, increased salary and performance compensation levels, as well as greater health insurance and other benefit costs. Net occupancy expense increased $535,000 or 23 percent in 2003 mainly due to the acquisition of BPSC. Professional fees were $48,000 or 7 percent higher in 2003 compared with 2002 primarily due to the acquisition and the Company’s name change.

Income Tax Expense.    Income taxes increased $252,000 in 2003 compared with 2002. The amount of income before tax was greater in 2003, thus increasing income tax expense. The Company’s consolidated income tax rate varies from the statutory rate mainly due to tax-exempt income. The 2003 effective income tax as a percentage of income before tax was 35.5 percent compared with 34.2 percent for 2002.

Analysis of Financial Condition

Loans

The Company’s loan portfolio totals increased $21,837,000 or 6 percent to $398,854,000 on December 31, 2004 from $377,017,000 on December 31, 2003. As of December 31, 2004, the Company’s loan to deposit ratio was 84.0 percent, compared with 83.2 percent at December 31, 2003.

The Company’s total real estate loans (including 1-4 family residential, commercial, agricultural, construction, and multi-family real estate) were $264,522,000 as of December 31, 2004 compared with $249,768,000 as of December 31, 2003. Real estate loans of all types are the Company’s largest category of loans, comprising 66.3 percent of total loans at year-end 2004 and 66.2 percent at December 31, 2003. Commercial loans are the next largest category of loans at December 31, 2004, totaling approximately $70,104,000 compared with $60,532,000 at December 31, 2003. As a percentage of the Company’s total loans as of December 31, 2004 agricultural loans were 13.4 percent compared with 14.9 percent as of December 31, 2003. Agricultural loans totaled $53,545,000 on December 31, 2004 compared with $56,036,000 in 2003. The remaining 2.7 percent of the portfolio as of December 31, 2004 consisted of $10,683,000 in consumer and other loans.

Investment in Loan Pools

The Company invests in pools of performing and nonperforming loans categorized as loan pool participations. These loan pool participations are purchased at a discount from the aggregate outstanding principal amount of the underlying loans. Income is derived from this investment in the form of interest collected and the repayment of principal in excess of the purchase cost which is herein referred to as “discount.”

At year-end 2004, the Company’s loan pool participation total was $105,502,000 compared with $89,059,000 in 2003, an increase of $16,443,000 or 18 percent. The average loan pool participation investment for 2004 was $89,430,000 compared with an average of $85,959,000 for 2003. Loan pool participation purchases made by the Company during 2004 totaled $61,511,000 compared with net purchases of $47,374,000 in 2003. Approximately 38 percent of the loan pool purchases for the year 2004 were made in December. These purchases did not contribute to any increased earnings for 2004 due to the short time that they were on the Company’s books. Throughout 2004, loan pool participations represented 15.2 percent of average earning assets while in 2003 they represented 15.3 percent of average earning assets. The yield on loan pool participation investments remained constant at 10.5 percent for 2004 and 2003.

Investment Securities

The Company manages its investment portfolio to provide both a source of liquidity and earnings. The portfolio largely consists of U.S. Government agency securities, corporate securities, mortgage-backed securities, and municipal bonds. Investment securities available for sale totaled $87,795,000 on December 31, 2004 compared to $100,848,000 at December 31, 2003. Available for sale securities balances were reduced to fund loan growth and to fund purchases of loan pool participations in 2004. Securities classified as held to maturity decreased by $1,406,000 to a balance of $9,190,000 on December 31, 2004 as proceeds from these maturing investments were reinvested in loans or loan pool participations.

Goodwill and Other Intangible Assets

Goodwill totaled $13,156,000 on December 31, 2004 compared to $12,976,000 as of December 31, 2003, with the increase due to the KCI acquisition. Goodwill is subject to annual testing for impairment in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 142. No impairment write-down of goodwill has been necessary. Other intangible assets increased to $1,318,000 as of December 31, 2004 as a result of the acquisition of KCI and the associated customer list. Amortization of intangible assets is recorded using an accelerated method based on the estimated life of the core deposit intangible and the estimated life of customer lists. Other intangible assets totaled $1,244,000 on December 31, 2003.

Deposits

Total deposits were $475,102,000 on December 31, 2004 compared with $453,125,000 as of December 31, 2003, an increase of $21,977,000 or 5 percent. Deposit growth occurred mainly in the noninterest-bearing demand deposits, interest-bearing demand, savings and money-market deposit categories. Time deposits were the largest component of the Company’s deposit base representing approximately 49.6 percent of total deposits on December 31, 2004. Savings and money market accounts were the next largest category at 26.4 percent, while interest-bearing demand deposits comprised 14.3 percent and non-interest-bearing demand deposits were 9.7 percent of total deposits at year-end. The Company does not utilize brokered deposits as a source of funds. There were some brokered deposits that were acquired with the BPSC organization, but these deposits have not been retained as they matured. No brokered deposits remained as of December 31, 2004.

Federal Home Loan Bank Advances

As of December 31, 2004, the Company’s subsidiaries had borrowed $91,874,000 in fixed-rate advances from the Federal Home Loan Bank of Des Moines. Advances from the Federal Home Loan Bank at year-end 2004 increased $12,930,000 from 2003 in order to fund loan growth and loan pool participation increases.

Notes Payable

As of December 31, 2004, the Company had $5,000,000 borrowed on a term note that matures November 30, 2006. The Company also had borrowed $4,700,000 on its revolving line of credit. The Company maintains a revolving line arrangement that provides for a maximum line of $9,000,000 and matures on March 31, 2005. Both of these credit facilities are priced on a variable basis at the national prime rate less .30 percent.

The Company acquired 100 percent of KCI on July 30, 2004. This transaction required the Company to draw on its revolving line of credit to fund a portion of the acquisition. The Company had no material commitments for capital expenditures as of December 31, 2004.

Trust Preferred Security

On June 20, 2002, the Company obtained $10,310,000 in long-term subordinated debt from its participation in the issuance of a pooled trust preferred security. This security is a hybrid capital instrument that is included in Tier 1 capital for regulatory purposes, yet is non-dilutive to common shareholders and to return on equity. The trust preferred has a 30-year maturity, does not require any principal amortization and is callable in five years at par at the issuer’s option. The interest rate is variable based on the 3-month Libor rate plus 3.65 percent, with the interest payable quarterly.

Contractual Obligations and Other Commitments

The following table summarizes contractual obligations and other commitments as of December 31, 2004:

Payments due by Period:

Contractual obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(Amounts in thousands)
Federal Home Loan Bank advances	$91,874	23,774	21,500	30,300	16,300
Notes payable	9,700	5,700	4,000	—	—
Long-term debt	10,310	—	—	—	10,310

Total	$111,884	29,474	25,500	30,300	26,610

Amount of Commitment—Expiration by Period:
Other commitments:
Commitments to lend	$66,086	66,086	—	—	—
Standby letters of credit	3,427	2,409	1,018	—	—

Total	$69,513	68,495	1,018	—	—

Capital Resources

As of December 31, 2004, total shareholders’ equity was $56,930,000. Total equity increased by $786,000 in 2004 from $56,144,000 at December 31, 2003 as a result of the retention of earnings, which was partially offset by unrealized losses arising during the year on securities available for sale. In May 2004, the Company’s Board of Directors authorized a stock repurchase of up to $2,000,000 of the common shares outstanding for the period ending December 31, 2004. During the period from May 27 through August 31, 2004, the Company repurchased 107,500 shares of stock on the open market at an average cost of $18.58 per share. As payment for the exercise of options, 7,879 shares were reacquired by the Company. Treasury stock totaling 6,601 shares were reissued to acquire Koogler. A total of 77,456 shares were reissued upon the exercise of stock options throughout 2004, resulting in 3,751,386 shares outstanding at December 31, 2004.

Shareholders’ equity as a percentage of total assets was 8.8 percent on December 31, 2004, versus 9.0 percent on December 31, 2003. Tangible shareholders’ equity was 6.7 percent at the end of 2004 compared with 6.9 percent at year-end 2003. Tangible equity is the ratio of shareholders’ equity less goodwill and intangible assets in proportion to total assets less goodwill and intangible assets.

The Company’s risk-based Tier 1 core capital ratio was 10.9 percent as of December 31, 2004, and the Total Capital ratio was 12.1 percent. Risk-based capital guidelines require the classification of assets and some off-balance-sheet items in terms of credit-risk exposure and the measuring of capital as a percentage of the risk-adjusted asset totals. Tier 1 core capital is the Company’s total common shareholders’ equity plus the $10,310,000 trust preferred security, reduced by goodwill. Total Capital adds the allowance for loan losses to the Tier 1 capital amount. As of December 31, 2003, the Company’s Tier 1 capital ratio was 11.2 percent, and the Total Capital ratio was 12.5 percent. They substantially exceeded the minimum regulatory requirements of 4.0 percent for Tier 1 capital and 8.0 percent for Total Capital. The Company’s Tier 1 Leverage ratio, which measures Tier 1 capital in relation to total assets, was 8.5 percent as of December 31, 2004 and 8.4 percent at December 31, 2003, exceeding the regulatory minimum requirement range of 3.0 percent to 5.0 percent.

The Company’s common stock closed the year 2004 at $20.96 per share, representing 1.38 times the December 31, 2004 book value per share of $15.18. The book value per share was $14.84 on December 31, 2003. Tangible book value per share was $11.32 on December 31, 2004 compared with $11.08 on December 31, 2003.

Liquidity

Liquidity management involves the ability to meet the cash flow requirements of depositors and borrowers. Liquidity management is conducted by the Company on both a daily and long-term basis. The Company adjusts its investments in liquid assets based upon management’s assessment of expected loan demand, projected loan sales, expected deposit flows, yields available on interest-bearing deposits, and the objectives of its asset/liability management program. Excess liquidity is invested generally in short-term U.S. Government and agency securities, short-term state and political subdivision securities, and other investment securities.

Liquid assets of cash on hand, balances due from other banks, and federal funds sold are maintained to meet customer needs. The Company had liquid assets of $15,415,000 as of December 31, 2004, compared with $14,540,000 as of December 31, 2003. Investment securities classified as available for sale and securities and loans maturing within one year totaled $186,884,000 and $184,713,000 as of December 31, 2004 and 2003, respectively. Assets maturing within one year, combined with liquid assets, were 42.6 percent at December 31, 2004 and 44.0 percent at December 31, 2003 of total deposits as of the same dates.

The Company’s principal sources of funds are deposits, advances from the Federal Home Loan Bank, principal repayments on loans, proceeds from the sale of loans, principal recoveries on loan pool participations, proceeds from the maturity and sale of investment securities, its commercial bank line of credit, and funds provided by operations. While scheduled loan amortization and maturing interest-bearing deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by economic conditions, the general level of interest rates, and competition. Principal recoveries on loan pool participations are also influenced by economic conditions and to a lesser extent, the interest rate environment. The Company utilizes particular sources of funds based on comparative costs and availability. This includes fixed-rate advances from the Federal Home Loan Bank that were obtained at a more favorable cost than deposits. The Company generally manages the pricing of its deposits to maintain a steady deposit base but has from time to time decided not to pay rates on deposits as high as its competition.

Net cash provided by operations is another major source of liquidity. The net cash provided by operating activities was $7,211,000 in 2004. This trend of strong cash from operations is expected to continue into the foreseeable future.

The Company anticipates that it will have sufficient funds available to fund its loan commitments. As of December 31, 2004, the Company had outstanding commitments to extend credit of $66,086,000 and had commitments to sell loans of $204,000. Certificates of deposit maturing in one year or less totaled $116,749,000 as of December 31, 2004. Management believes that a significant portion of these deposits will remain with the Company.

The declaration of dividends are subject to, among other things, the Company’s financial condition and results of operations, the subsidiary banks’ compliance with regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to Note 18 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the subsidiary banks to the Company and additional information on dividends. The payment of dividends is dependent upon the Company having adequate cash or other assets that can be converted into cash to pay dividends to its stockholders. The Company does not anticipate a liquidity problem in 2005 relating to the payment of dividends.

The Company continues to seek acquisition opportunities that would strengthen its presence in current and new market areas. There are currently no pending acquisitions that would require the Company to secure capital from public or private markets.

Asset-Liability Management

The Company’s strategy with respect to asset-liability management is to maximize net interest income while limiting exposure to risks associated with volatile interest rates. This strategy is implemented by the subsidiary banks’ asset-liability committees that take action based upon their analysis of expected changes in the composition and volumes of the balance sheet and the fluctuations in market interest rates. One of the measures of interest-rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

As of December 31, 2004, the Company’s cumulative gap ratios for assets and liabilities repricing within three months and within one year were .43 and .65, respectively, meaning more liabilities than assets are repriceable within these periods. The gap position is largely the result of classifying interest-bearing NOW accounts, money market accounts, and savings accounts as immediately repriceable. Historically, the Company has not repriced these accounts as frequently or as quickly as it adjusts the rates on new and renewing certificates of deposit. Loan pool participations are repriced over a three-year period based on the historical average for return of pool investment.

Market Risk Management

Market risk is the risk of earnings volatility that results from adverse changes in interest rates and market prices. The Company’s market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposits. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company’s net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company’s primary market risk exposures and how those exposures were managed in 2004 changed when compared to 2003.

The Company uses a third-party computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, numerous other assumptions are made such as prepayment speeds on loans and securities backed by mortgages, the slope of the Treasury yield curve, the rates and volumes of the Company’s deposits, and the rates and volumes of the Company’s loans. This analysis measures the estimated change in net interest income in the event of hypothetical changes in interest rates. The following table presents the Company’s projected changes in net interest income for the various rate shock levels at December 31, 2004.

	$ Change	% Change
+200 bp	176,000	0.70%
+100 bp	86,000	0.34%
Base	0	0.00%
-100 bp	(232,000)	-0.92%
-200 bp	(822,000)	-3.27%

As shown above, at December 31, 2004, the effect of a ramped 200 basis point increase in interest rates would increase the Company’s net interest income by approximately $176,000. The effect of a ramped 200 basis point decrease in rates would decrease the Company’s net interest income by approximately $822,000. The reduction in national market interest rates that occurred in the past two years have allowed the Company to lower the rates it is paying on many liquid deposit accounts to a point where they cannot be decreased by another 200 basis points. Any additional reductions in market interest rates could reduce the Company’s net interest margin as rates on repriceable assets are reduced while rates on liabilities cannot be lowered much farther. Based on the computer simulation, a 200 basis point ramped increase in interest rates would not have a significant effect on the net interest margin as similar amounts of variable rate assets and liabilities would reprice concurrently.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates.

Loan Quality

Total loans increased 6 percent during 2004 to a year-end total of $398,854,000. Non-performing assets as of December 31, 2004 totaled $3,056,000. The year-end 2004 total of non-performing assets decreased $236,000 or 7 percent when compared with the December 31, 2003 amount of $3,292,000. The ratio of non-performing assets to total loans was .77 percent for year-end 2004 and .87 percent for year-end 2003. Nonaccrual loans decreased $166,000 to a December 31, 2004 total of $1,571,000. Loans past due 90 days and over as of year-end 2004 totaled $858,000, an increase of $33,000 compared with the year-end 2003 total. Troubled debt restructurings were $486,000 on December 31, 2004 and $567,000 on December 31, 2003. Other real estate consists of real estate acquired by the Company through foreclosure. Other real estate as of December 31, 2004, decreased $22,000 to $141,000 from the December 31, 2003 total of $163,000. Efforts to further improve asset quality continue.

The allowance for loan losses was $4,745,000 on December 31, 2004 and totaled $4,857,000 as of December 31, 2003. The allowance represented 1.19 percent of total loans at December 31, 2004 and 1.29 percent of loans on December 31, 2003. Additions to the allowance for the year were the result of management’s concerns about the deterioration in the local economy and commercial and agricultural growth in the Company’s loan portfolio. The allowance as a percentage of non-performing assets was 155.3 percent on December 31, 2004 and 147.6 percent on December 31, 2003. Net loan charge-offs for 2004 were $970,000 or .25 percent of average loans compared with 2003 charge-offs of $306,000 or .08 percent of average loans. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for probable loan losses inherent in the portfolio at the balance sheet date.

Future Prospects

Inflation can have a significant effect on the operating results of all industries. Management believes that inflation does not affect the banking industry as much as it does other industries with a high proportion of fixed assets and inventory. Inflation does, however, have an impact on the growth of total assets and the need to maintain an appropriate level of regulatory capital.

Interest rates are significantly affected by inflation. It is difficult to assess the impact rate changes have since neither the timing nor the magnitude of changes in the various inflation indices coincides with changes in interest rates. There is, of course, an impact on longer-term earning assets; however, this effect continues to diminish as investment maturities are shortened and interest-earning assets and interest-bearing liabilities shift from fixed-rate long-term to rate-sensitive short-term.

During 2004 the national inflation rate increased as the economy was determined to be recovering from a mild recession. Interest rates remained relatively constant in the first half of the year and moved upward in the latter portion of the year. Management of the Company believes that the 2005 rate of inflation will increase somewhat and that interest rates will continue to increase as the economy improves. The Federal Reserve’s target rate for fed funds is forecast to move upward 1.00 to 1.25 percent by year-end 2005. The Company is in a negative gap position with a greater amount of interest-bearing liabilities repriceable compared to repriceable interest-earning assets. If interest rates do increase, the Company’s net interest margin may not change significantly as many interest-earning assets will reprice with the interest-paying liabilities. Management continues to focus on managing the net interest margin in 2005.

Management anticipates that in 2005 they will continue to explore opportunities to acquire additional loan pool participation investments. Bids on pool participations during the year will take into account the availability of funds to invest, the market for such pools in terms of price and availability, and the potential return on the pools relative to risk.

Accounting and Financial Reporting Developments

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities” and, in December 2003, issued Revised Interpretation No. 46 (“FIN 46R”), “Consolidation of Variable Interest Entities,” which replaced FIN 46. The Company adopted the disclosure provisions of FIN 46 effective December 31, 2002. On February 1, 2003, the Company adopted the recognition and measurement provisions of FIN 46 for variable interest entities formed after January 31, 2003, and, on December 31, 2003, the Company adopted FIN 46R. The Company has no newly formed variable interest entity subject to the provisions of FIN 46. The effect of FIN 46 and FIN 46R is immaterial to the Company.

In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued a Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” that addresses the accounting for differences between contractual and expected future cash flows from an investor’s initial investment in certain loans and debt securities. It includes such loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected future principal and interest cash flows (expected future cash flows) over the investor’s initial investment in the loan. The implementation of this SOP is effective for fiscal years beginning after December 31, 2004, and may have an effect on the Company’s accounting treatment for future purchases of Loan Pool Participations. Management is evaluating the effects that the implementation of this SOP will have on the Company’s financial results, but does not believe the effects will be material.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB No. 105 summarizes the views of the SEC staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. SAB No. 105 acts to significantly limit opportunities to recognize an asset related to a commitment to originate a mortgage loan that will be held for sale prior to funding the loan. SAB No. 105 pertains to recognizing and disclosing the loan commitments to originate mortgage loans to be held for sale that are entered into after March 31, 2004. The Company adopted the provisions of SAB No. 105 beginning April 1, 2004. Adoption of this SAB did not have a material impact on the Company’s financial position or results of operations.

In March 2004, the Emerging Issues Task Force (“EITF”) revisited EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” Effective with reporting periods beginning after June 15, 2004, companies carrying certain types of debt and equity securities at amounts higher than the securities’ fair market values would have to use more detailed criteria to evaluate whether to record a loss and would have to disclose additional information about unrealized losses. The Company has reviewed the revised EITF No. 03-1 and had planned to implement these additional procedures effective with the quarter beginning July 1, 2004; however, the FASB has since issued a statement of financial position deferring the effective date of the revised EITF No. 03-1 until further implementation issues may be resolved. Adoption of the new issuance could have a material impact on the Company’s financial position and results of operations but the extent of any impact will vary due to the fact that the model, as issued, calls for many judgments and additional evidence gathering as such evidence exists at each securities valuation date.

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 become effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 31, 2004. The provisions of SFAS No. 153 are to be applied prospectively. The Company expects to adopt SFAS No. 153 on January 6, 2006; however, adoption of the standard is not expected to have a material effect on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. However, SFAS No. 123R provides certain exceptions to the measurement method if it is not possible to reasonably estimate the fair value of the award at the grant date. A nonpublic entity also may choose to measure its liabilities under share-based payment arrangements at intrinsic value. SFAS No. 123R also establishes fair value as the measurement objective for transactions in which an entity requires goods or services from nonemployees in share-based payment transactions. SFAS No. 123R amends SFAS No. 95, “Statement of Cash Flows” to require that excess tax benefits be reported as financing cash inflow rather than a reduction of taxes paid. SFAS No. 123R replaces SFAS No. 123 and supersedes APB No. 25. Additional other pronouncements are also superseded or amended by SFAS No. 123R. SFAS No. 123R becomes effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Therefore, the Company will adopt the provisions of SFAS No. 123R on or before July 1, 2005. Adoption of the standard will affect results of operations to the extent that expenses associated with stock options are required to be recognized in the financial statements under the fair value accounting method. The disclosures included under Note 1 (“Stock Incentive Plan”), as well as those presented in Note 14 to these consolidated financial statements, provide an estimation of the impact on the Company’s results of operations under the revised accounting standard based upon stock options issued to date.

Critical Accounting Policies

The Company has identified two critical accounting policies and practices relative to the financial condition and results of operation. These two accounting policies relate to the allowance for loan losses and to loan pool accounting.

The allowance for loan losses is based on management’s opinion and in management’s opinion is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management’s estimate of probable credit losses. The allowance for loan loss is established through a provision for loss based on management’s evaluation of the risk inherent in the loan portfolio, the composition of the portfolio, specific impaired loans, and current economic conditions. Such evaluation, which includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loss experience, and other factors that warrant recognition in providing for an adequate allowance for loan loss.

The loan pool accounting practice relates to management’s opinion that the investment amount reflected on the Company’s financial statements does not exceed the estimated net realizable value or the fair value of the underlying collateral securing the purchased loans. In evaluating the purchased loan portfolio, management takes into consideration many factors, including the borrowers’ current financial situation, the underlying collateral, current economic conditions, historical collection experience, and other factors relative to the collection process.

In the event that management’s evaluation of the level of the allowance for loan losses is inadequate, the Company would need to increase its provision for loan losses. If the estimated realizable value of the loan pool participations is understated, the Company’s yield on the loan pools would be reduced.

Impact of the Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act was signed into law on July 30, 2002. The Act aims to correct what are perceived as structural weaknesses affecting the capital markets. The Act aims to increase the reliability of financial information by placing corporate executives under considerable pressure to make sure financial information is correct. This includes a requirement for the CEO and CFO to certify reports submitted to the SEC and to report on the effectiveness of internal control. The Act strengthens the power and independence of corporate audit committees by requiring the committee to take charge of hiring, overseeing, and compensating the company’s auditor and requiring that the audit committee members be independent of the company. Auditors are to report directly to the audit committee. The Act also limits the non-audit services that the company’s audit firm may provide and requires that any allowable non-audit services must be pre-approved by the audit committee. The Act adds more disclosure to be included in financial reports filed with the SEC. It adds new sanctions and increases the severity of a number of civil and criminal penalties related to securities law violations, in addition to severe penalties for certification of faulty financial statements. Additionally, the Act places a number of restrictions on the activities of securities firms and their employees that are supposed to isolate security analysts from pressures that may compromise the objectivity of their reports.

Management of the Company, the Company’s audit committee, and the Company’s internal auditor are working together to insure that the financial information reported by the Company is correct and reliable, that the required evaluation of internal controls takes place, and that certification by management is performed. The role and operation of the audit committee and its relationship with the Company’s independent auditor are being evaluated. It is the intent of the Company to comply with the law.

Consolidated Balance Sheets

	December 31
	2004	2003
	(in thousands)
Assets:
Cash and due from banks	$14,117	13,683
Interest-bearing deposits in banks	368	857
Federal funds sold	930	—

Cash and cash equivalents	15,415	14,540

Investment securities (notes 2 and 9):
Available for sale, at fair value	87,795	100,848
Held to maturity (fair value of $9,486 in 2004 and $11,161 in 2003)	9,190	10,596
Loans, net of unearned discount (notes 3,5, and 9)	398,854	377,017
Allowance for loan losses (note 4)	(4,745)	(4,857)

Net loans	394,109	372,160

Loan pool participations	105,502	89,059
Premises and equipment, net (note 6)	10,492	10,436
Accrued interest receivable	4,573	5,107
Goodwill	13,156	12,976
Other intangible assets	1,318	1,244
Cash surrender value life insurance	7,190	5,002
Other assets	1,824	1,338

Total assets	$650,564	623,306

Liabilities and Shareholders’ Equity:
Deposits (notes 2 and 8):
Demand	$46,016	40,579
NOW and Super NOW	67,993	57,795
Savings	125,247	120,274
Certificates of deposit	235,846	234,477

Total deposits	475,102	453,125
Federal funds purchased	2,090	10,450
Federal Home Loan Bank advances (note 9)	91,874	78,944
Notes payable (note 10)	9,700	9,000
Long-term debt (note 11)	10,310	10,310
Other liabilities	4,558	5,333

Total liabilities	593,634	567,162

Shareholders’ equity:
Common stock, $5 par value; authorized 20,000,000 shares; issued 4,912,849 shares as of December 31, 2004 and 2003	24,564	24,564
Capital surplus	12,956	12,976
Treasury stock at cost, 1,161,463 and 1,130,141 shares as of December 31, 2004 and 2003, respectively	(15,640)	(14,589)
Retained earnings (note 18)	35,085	31,832
Accumulated other comprehensive (loss) income	(35)	1,361

Total shareholders’ equity	56,930	56,144

Total liabilities and shareholders’ equity	$650,564	623,306

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

	Year ended December 31
	2004	2003	2002
	(in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$23,885	23,894	22,845
Interest income and discount on loan pool participations	9,395	8,985	10,058
Interest on bank deposits	4	10	22
Interest on federal funds sold	50	27	115
Interest on investment securities:
Available for sale	3,589	3,916	3,376
Held to maturity	449	746	1,124

Total interest income	37,372	37,578	37,540

Interest expense:
Interest on deposits (note 8):
NOW and Super NOW	239	181	270
Savings	1,328	1,334	1,876
Certificates of deposit	6,770	8,527	9,422
Interest on federal funds purchased	82	63	21
Interest on Federal Home Loan Bank advances	3,975	3,880	4,872
Interest on notes payable	428	262	270
Interest on long-term debt	548	520	296

Total interest expense	13,370	14,767	17,027

Net interest income	24,002	22,811	20,513
Provision for loan losses (note 4)	858	589	1,070

Net interest income after provision for loan losses	23,144	22,222	19,443

Other income:
Service charges	2,618	2,341	2,185
Data processing income	209	242	227
Mortgage origination fees	455	721	555
Other operating income	768	879	820
Gains on sale of available for sale securities (note 2)	226	175	—

Total noninterest income	4,276	4,358	3,787

Other expense:
Salaries and employee benefits expense (note 15)	10,539	9,668	7,612
Net occupancy expense	3,222	2,874	2,339
Professional fees	854	706	658
Other intangible asset amortization	308	344	290
Other operating expense	3,590	3,795	3,527

Total noninterest expense	18,513	17,387	14,426

Income before income tax expense	8,907	9,193	8,804
Income tax expense (note 13)	3,078	3,267	3,015

Net income	$5,829	5,926	5,789

Net income per share—basic	$1.54	$1.54	$1.49

Net income per share—diluted	$1.50	$1.50	$1.46

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in Shareholders’ Equity

and Comprehensive Income

	Common Stock	Capital Surplus	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(in thousands, except share data)
Balance at December 31, 2001	$24,564	13,033	(12,595)	25,082	743	50,827

Comprehensive income:
Net income	—	—	—	5,789	—	5,789
Unrealized gains arising during the year on securities available for sale, net of tax	—	—	—	—	1,037	1,037

Total comprehensive income	—	—	—	5,789	1,037	6,826

Dividends paid ($.64 per share)	—	—	—	(2,496)	—	(2,496)
Stock options exercised (90,014 shares)	—	(172)	1,091	—	—	919
Treasury stock purchased (32,100 shares)	—	—	(459)	—	—	(459)
ESOP shares allocated	—	81	—	—	—	81

Balance at December 31, 2002	24,564	12,942	(11,963)	28,375	1,780	55,698

Comprehensive income:
Net income	—	—	—	5,926	—	5,926
Unrealized losses arising during the year on securities available for sale, net of tax	—	—	—	—	(310)	(310)
Less realized gains on securities available for sale, net of tax	—	—	—	—	(109)	(109)

Total comprehensive income	—	—	—	5,926	(419)	5,507

Dividends paid ($.64 per share)	—	—	—	(2,469)	—	(2,469)
Stock options exercised (27,800 shares)	—	(49)	350	—	—	301
Treasury stock purchased (175,600 shares)	—	—	(2,976)	—	—	(2,976)
ESOP shares allocated	—	83	—	—	—	83

Balance at December 31, 2003	24,564	12,976	(14,589)	31,832	1,361	56,144

Comprehensive income:
Net income	—	—	—	5,829	—	5,829
Unrealized losses arising during the year on securities available for sale, net of tax	—	—	—	—	(1,256)	(1,256)
Less realized gains on securities available for sale, net of tax	—	—	—	—	(140)	(140)

Total comprehensive income	—	—	—	5,829	(1,396)	4,433

Dividends paid ($.68 per share)	—	—	—	(2,576)	—	(2,576)
Treasury stock reissued for the purchase of KCI (6,601 shares)	—	27	88	—	—	115
Stock options exercised (77,456 shares)	—	(129)	1,005	—	—	876
Treasury stock purchased (115,379 shares)	—	—	(2,144)	—	—	(2,144)
ESOP shares allocated	—	82	—	—	—	82

Balance at December 31, 2004	$24,564	12,956	(15,640)	35,085	(35)	56,930

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year ended December 31
	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net income	$5,829	5,926	5,789

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,213	1,867	1,526
Provision for loan losses	858	589	1,070
Gain on sale of available for sale securities	(226)	(175)	—
(Gain)/loss on sale of other assets	(106)	8	—
Loss on sale of premises and equipment	33	—	95
Amortization of investment securities and loan premiums	782	986	561
Accretion of investment securities and loan discounts	(93)	(173)	(196)
Deferred tax benefit	(567)	(577)	(506)
(Increase) decrease in other assets	(1,570)	979	(382)
Increase (decrease) in other liabilities	58	(26)	(599)

Total adjustments	1,382	3,478	1,569

Net cash provided by operating activities	7,211	9,404	7,358

Cash flows from investing activities:
Investment securities available for sale:
Proceeds from sales	19,302	18,594	—
Proceeds from maturities	20,447	8,942	10,923
Purchases	(29,376)	(38,147)	(50,661)
Investment securities held to maturity:
Proceeds from maturities	3,285	7,912	6,846
Purchases	(1,739)	(1,755)	(2,095)
Net (increase) decrease in loans	(22,864)	(10,327)	16,142
Purchases of loan pool participations	(61,511)	(47,374)	(32,364)
Principal recovery on sale of loan pool participations	3,931	113	18,707
Principal recovery on loan pool participations	41,137	40,543	41,709
Purchases of premises and equipment	(1,798)	(2,353)	(1,207)
Proceeds from sale of premises and equipment	7	54	25
Net cash and cash equivalents received in acquisition	—	2,523	—
Cash paid for the purchase of KCI	(450)	—	—

Net cash (used in) provided by investing activities	(29,629)	(21,275)	8,025

Cash flows from financing activities:
Net increase (decrease) in deposits	21,977	(5,361)	16,901
Net (decrease) increase in federal funds purchased	(8,360)	8,950	(9,150)
Federal Home Loan Bank advances	21,000	49,200	1,000
Repayment of Federal Home Loan Bank advances	(8,262)	(43,697)	(23,073)
Advances on notes payable	2,200	9,500	3,000
Principal payments on notes payable	(1,500)	(3,173)	(12,200)
Advances on long-term debt	—	—	10,310
Dividends paid	(2,576)	(2,469)	(2,496)
Purchases of treasury stock	(2,144)	(2,976)	(459)
Proceeds from stock options exercised	876	301	919
ESOP shares allocated	82	83	81

Net cash provided by (used in) financing activities	23,293	10,358	(15,167)

Net increase (decrease) in cash and cash equivalents	875	(1,513)	216
Cash and cash equivalents at beginning of year	14,540	16,053	15,837

Cash and cash equivalents at end of year	$15,415	14,540	16,053

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$13,493	15,202	14,307

Income taxes	$3,766	3,520	3,558

Acquisitions:
Treasury stock reissued for the purchase of KCI	$115	—	—

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

1.    Summary of Significant Accounting Policies

The accounting and reporting policies of MidWestOne Financial Group, Inc. and subsidiaries (the Company) conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of the Company include its 100 percent owned subsidiaries, MidWestOne Bank & Trust, Central Valley Bank, Pella State Bank, MidWestOne Bank, MidWestOne Investment Services, Inc., and MIC Financial, Inc. All material intercompany transactions have been eliminated in consolidation.

Acquisition of Securities Brokerage Company

On July 30, 2004, the Company completed its acquisition of Koogler Company of Iowa (“KCI”), a sole proprietorship, which was a broker and registered investment advisor. The acquisition was a purchase transaction with the Company acquiring KCI’s book of business in exchange for $450,000 in cash and 6,601 shares of the Company’s stock with a fair market value of $115,000. Contemporaneously with this acquisition, the Company formed a new wholly-owned subsidiary called MidWestOne Investment Services, Inc. to provide investment advisory and brokerage services throughout the banking offices of the Company utilizing the expertise of Mr. Koogler and his staff.

Acquisition of Belle Plaine Service Corp.

The Company acquired all the outstanding shares of Belle Plaine Service Corp. (“BPSC”) in a 100 percent cash transaction on February 1, 2003. BPSC was the parent company of Citizens Bank and Trust of Hudson, Iowa, a state-chartered commercial bank, with locations in Hudson, Belle Plaine, and Waterloo, Iowa.

The transaction was accounted for as a purchase transaction with the revenues and expenses reflected on the Company’s financial statements from February 1, 2003 forward. As of February 1, 2003, BPSC had total assets of $77,602,000, loans totaling $61,010,000, and deposits of $62,940,000. The excess of purchase price over the identifiable fair value of the tangible and identifiable intangible assets acquired and liabilities assumed of $4,179,000 was recorded as goodwill and other intangible assets.

Name Changes and Merger of Subsidiary Banks

During the Company’s annual meeting of shareholders held on April 30, 2003, the shareholders approved a proposal to change the Mahaska Investment Company name to MidWestOne Financial Group, Inc. The new name better describes the Company’s focus and enhances the opportunity for local and regional growth. In June 2003, Citizens Bank and Trust was merged into Mahaska State Bank, with the resulting bank adopting the new name of MidWestOne Bank & Trust. Additionally, Midwest Federal Savings in Burlington changed its name to MidWestOne Bank, thereby strengthening the overall corporate identity.

Nature of Operations

The bank subsidiaries engage in retail and commercial banking and related financial services, providing the usual products and services such as deposits, commercial, agricultural real estate, and consumer loans, and trust services. The Company also provides data processing services to affiliated and non-affiliated banks.

Since 1988, the Company, either directly or through the bank subsidiaries, has invested in loan pool participations that have been purchased by certain non-affiliated independent service corporations (collectively, the “Servicer”) from the Federal Deposit Insurance Corporation (“FDIC”), the Resolution Trust Corporation (“RTC”), or other sources. These loan pool investments are comprised of packages of loans previously made by financial institutions, which often include distressed or nonperforming loans, that have been sold at prices reflecting various discounts from the aggregate outstanding principal amount of the underlying loans depending on the credit quality of the portfolio. The Servicer collects and remits these amounts, less servicing fees, to the participants.

Effect of New Financial Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities” and, in December 2003, issued Revised Interpretation No. 46 (“FIN 46R”), “Consolidation of Variable Interest Entities”, which replaced FIN 46. The Company adopted the disclosure provisions of FIN 46 effective December 31, 2002. On February 1, 2003, the Company adopted the recognition and measurement provisions of FIN 46 for variable interest entities formed after January 31, 2003, and, on December 31, 2003, the Company adopted FIN 46R. The Company has no newly formed variable interest entity subject to the provisions of FIN 46. The effect of FIN 46 and FIN 46R is immaterial to the Company.

In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued a Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”, that addresses the accounting for differences between contractual and expected future cash flows from and investor’s initial investment in certain loans and debt securities. It includes such loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected future principal and interest cash flows (expected future cash flows) over the investor’s initial investment in the loan. The implementation of this SOP is effective for fiscal years beginning after December 15, 2004, and may have an effect on the Company’s accounting treatment for future purchases of Loan Pool Participations. The Company will adopt SOP 03-3 on January 1, 2005. At this time, adoption of this SOP is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments”. SAB No. 105 summarizes the views of the SEC staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. SAB No. 105 acts to significantly limit opportunities to recognize an asset related to a commitment to originate a mortgage loan that will be held for sale prior to funding the loan. SAB No. 105 pertains to recognizing and disclosing the loan commitments to originate mortgage loans to be held for sale that are entered into after March 31, 2004. The Company adopted the provisions of SAB No. 105 beginning April 1, 2004. Adoption of this SAB did not have a material impact on the Company’s financial position or results of operations.

In March 2004, the Emerging Issues Task Force (“EITF”) revisited EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. Effective with reporting periods beginning after June 15, 2004, companies carrying certain types of debt and equity securities at amounts higher than the securities’ fair market values would have to use more detailed criteria to evaluate whether to record a loss and would have to disclose additional information about unrealized losses. The Company has reviewed the revised EITF No. 03-1 and had planned to implement these additional procedures effective with the quarter beginning July 1, 2004; however, the FASB has since issued a statement of financial position deferring the effective date of the revised EITF No. 03-1 until further implementation issues may be resolved. Adoption of the new issuance could have a material impact on the Company’s financial position and results of operations but the extent of any impact will vary due to the fact that the model, as issued, calls for many judgments and additional evidence gathering as such evidence exists at each securities valuation date.

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 become effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 31, 2004. The provisions of SFAS No. 153 are to be applied prospectively. The Company expects to adopt SFAS No. 153 on January 6, 2006; however, adoption of the standard is not expected to have a material effect on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. However, SFAS No. 123R provides certain exceptions to the measurement method if it is not possible to reasonably estimate the fair value of the award at the grant date. A nonpublic entity also may choose to measure its liabilities under share-based payment arrangements at intrinsic value. SFAS No. 123R also establishes fair value as the measurement objective for transactions in which an entity requires goods or services from nonemployees in share-based payment transactions. SFAS No. 123R amends SFAS No. 95, “Statement of Cash Flows” to require that excess tax benefits be reported as financing cash inflow rather than a reduction of taxes paid. SFAS No. 123R replaces SFAS No. 123 and supersedes APB No. 25. Additional other pronouncements are also superseded or amended by SFAS No. 123R. SFAS No. 123R becomes effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. Therefore, the Company will adopt the provisions of SFAS No. 123R on or before July 1, 2005. Adoption of the standard will affect results of operations to the extent that expenses associated with stock options are required to be recognized in the financial statements under the fair value accounting method. The disclosures included under Note 1 (“Stock Incentive Plan”), as well as those presented in Note 14 to these consolidated financial statements, provide an estimation of the impact on the Company’s results of operations under the revised accounting standard based upon stock options issued to date.

Earnings per Share

Basic earnings per share amounts are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share amounts are computed by dividing net income by the weighted average number of shares and all potentially dilutive shares outstanding during the year. The Company has had a Stock Repurchase Plan in effect since April 1995. In accordance with the plan, 115,379, 175,600 and 32,100 shares of common stock were repurchased by the Company during 2004, 2003 and 2002, respectively. The following information was used in the computation of earnings per share on both a basic and diluted basis for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(in thousands, except per share amounts)
Basic EPS computation
Numerator:
Net income	$5,829	5,926	5,789

Denominator:
Weighted average shares outstanding	3,778	3,853	3,891

Basic EPS	$1.54	1.54	1.49

Diluted EPS computation
Numerator:
Net income	$5,829	5,926	5,789

Denominator:
Weighted average shares outstanding	3,778	3,853	3,891
Weighted average dilutive shares outstanding for stock options	101	109	84

	3,879	3,962	3,975

Diluted EPS	$1.50	1.50	1.46

Stock Incentive Plan

The Company has a stock incentive plan under which up to 550,000 shares of common stock are reserved for issuance pursuant to options or other awards which may be granted to officers, key employees and certain nonaffiliated directors of the Company. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The option’s maximum term is ten years, with vesting occurring at the rate of thirty-three percent on the one-year anniversary date of the grant, sixty-six percent vesting on the two-year anniversary, and one hundred percent vesting on the three-year anniversary date of the grant. The Company applies APB Opinion No. 25 and related interpretations in accounting for this plan. Accordingly, no compensation cost has been recognized for its stock options in the financial statements.

Had compensation cost for the Company’s stock incentive plan been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

	2004	2003	2002
	(in thousands)
Net income:
As reported	$5,829	5,926	5,789
Stock-based employee compensation expense determined under the fair value method, net of tax	278	280	186

Pro forma	$5,551	5,646	5,603

Net income per share:
As reported—basic	$1.54	1.54	1.49
As reported—diluted	1.50	1.50	1.46
Pro forma—basic	1.47	1.47	1.44
Pro forma—diluted	1.46	1.47	1.44

Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering the Company’s entire holdings of a particular financial instrument for sale at one time. Unless included in assets available for sale, it is the Company’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sale activities.

Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Estimated fair values have been determined by the Company using the best available information and an estimation method suitable for each category of financial instruments.

Cash and Due from Banks

The Company is required to maintain certain daily reserve balances on hand in accordance with federal banking regulations. The average reserve balances maintained in accordance with such regulations for the years ended December 31, 2004 and 2003 were $2,291,000 and $1,854,000, respectively.

Investment Securities

The Company classifies investment securities based on the intended holding period. Securities which may be sold prior to maturity to meet liquidity needs, to respond to market changes, or to adjust the Company’s asset-liability position are classified as available for sale. Securities held principally for the purpose of near-term sales are classified as trading. Securities the Company intends to hold until maturity are classified as held to maturity.

Investment securities available for sale are recorded at fair value. The aggregate unrealized gains and losses, net of the income tax effect, are recorded as a component of other comprehensive income until realized. Securities with unrealized losses are analyzed quarterly for other than temporary impairment. If a security is determined to have a other than temporary impairment, a loss is recognized on the consolidated statements of income and a new cost basis is established. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and accretion of discounts.

Net gains or losses on the sales of securities are shown in the consolidated statements of income using the specific identification method and are recognized on a trade date basis.

Loans

Loans are stated at the principal amount outstanding, net of allowance for loan losses. Interest on loans is credited to income as earned based on the principal amount outstanding.

It is the Company’s policy to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the collectibility of interest or principal. Nonaccrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to timely payment of principal or interest.

All impaired loans, including loans that are restructured in a troubled debt restructuring involving a modification of terms, are measured at the present value of expected future cash flows discounted at the loan’s initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent or an observable market price, if one exists, may be used as an alternative to discounting. If the measure of the impaired loan is less than the recorded investment in the loan, impairment will be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. All portfolio loans are reviewed for impairment on an individual basis.

Concentrations of Credit Risk

The Company originates real estate, consumer, and commercial loans primarily in its southeast Iowa market area and adjacent counties. Although the Company has a diversified portfolio, a substantial portion of its borrowers’ ability to repay their loans is dependent upon economic conditions in the Company’s market area.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes collectibility of the principal is unlikely.

Management believes the allowance for loan losses is adequate to absorb probable losses in the loan portfolio on the balance sheet date. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the subsidiary banks’ allowance for loan losses. Such agencies may require the subsidiary banks to increase their allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

Loan Pool Participations

The Company has invested in participation in pools of loans acquired from the FDIC, the RTC, and other sources at substantial discounts. The pools, all acquired since 1988, consist of loans to borrowers located throughout the United States.

The Company carries its investment in the loan pools as a separate earning asset on the balance sheet. Principal or interest restructures, write-downs, or write-offs within the pools are not included in the Company’s disclosures for its loan portfolio. The loan pools are managed by a nonaffiliate Servicer operating in Omaha, Nebraska, the sole incentive of which is cash collection without regard to principal or income allocation of the payment. The investment in loan pools is accounted for on a cash basis. For loans receiving regular payments, cash is applied first to interest income for interest due at the contract rate. Payment amounts in excess of the interest due at the contractual interest rates are applied to the principal in a ratio of cost basis to loan face amount and to discount income.

For loans where circumstances or new information lead the Servicer and the Company to believe that collection of the note or recovery through collateral is less than originally determined, the cost basis assigned to the loan is written down or off through a charge to discount income.

For loans where the Servicer negotiates a settlement of the obligation for a lump sum, the payment is applied first to principal, then to discount income and last to interest due at the contract rate.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line or accelerated method over the estimated useful lives of the respective assets, which range from 5 to 40 years for buildings and improvements and 3 to 10 years for furniture and equipment.

Intangible Assets

Intangible assets consist of goodwill and other intangible assets. Goodwill represents the excess of the purchase price of acquired subsidiaries’ net assets over their fair value. The Company assesses goodwill for impairment annually, and more frequently in the presence of certain circumstances. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. No impairment writedown of goodwill has been necessary.

Other intangible assets consist of core deposit premium and customer list intangible which are being amortized using the effective-yield method over 10 years. Annually, the Company reviews the core deposit premium and customer list intangible for events or circumstances that may indicate a change in the recoverability of the underlying basis.

Other Real Estate Owned

Other real estate owned represents property acquired through foreclosure or deeded to the subsidiary banks in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is carried at the lower of the cost of acquisition or fair value, less estimated costs of disposition, and is included in other assets on the consolidated balance sheets. Reductions in the balance of other real estate at the date of acquisition are charged to the allowance for loan losses. Expenses incurred subsequent to the acquisition of the property and any subsequent write-downs to reflect current fair market value are charged as noninterest expense as incurred. Gains or losses on the disposition of other real estate are recognized in other income or expense in the period in which they are realized.

Trust Department Assets

Property held for customers in fiduciary or agency capacities is not included in the accompanying consolidated balance sheets, as such items are not assets of the Company.

Income Taxes

The Company files a consolidated federal income tax return. For state purposes, the bank subsidiaries each file a franchise return and the remaining entities file a consolidated income tax return.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Consolidated Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in banks, and federal funds sold.

Reclassifications

Certain reclassifications have been made to prior years consolidated financial statements in order to conform to current year presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly sensitive to change relate to the allowance for loan losses and the carrying basis of the loan pool participations.

2.    Investment Securities

A summary of investment securities by type as of December 31, 2004 and 2003, follows:

December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Investment Securities Available for Sale:
U.S. government agency securities	$64,839	131	452	64,518
Obligations of states and political subdivisions	3,124	35	31	3,128
Federal Home Loan Bank stock	5,096	—	—	5,096
Other investment securities	14,803	291	41	15,053

Total	$87,862	457	524	87,795

Investment Securities Held to Maturity:
U.S. government agency securities	$279	9	—	288
Obligations of states and political subdivisions	8,911	299	12	9,198

Total	$9,190	308	12	9,486

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Investment Securities Available for Sale:
U.S. government agency securities	$63,949	1,110	21	65,038
Obligations of states and political subdivisions	3,781	75	12	3,844
Federal Home Loan Bank stock	4,770	—	—	4,770
Other investment securities	26,185	1,015	4	27,196

Total	$98,685	2,200	37	100,848

Investment Securities Held to Maturity:
U.S. government agency securities	$2,846	244	—	3,090
Obligations of states and political subdivisions	7,685	324	3	8,006
Other investment securities	65	—	—	65

Total	$10,596	568	3	11,161

During the years ended December 31, 2004, 2003, and 2002, the Company incurred no other than temporary impairment losses on securities available for sale.

The following table summarizes the amount of unrealized losses, defined as the amount by which amortized cost exceeds fair value, and the related fair value of investments with unrealized losses in the Company’s securities portfolio as of December 31, 2004. The investments were segregated into two categories: those that have been in a continuous unrealized loss position for less than 12 months and those that have been in a continuous unrealized loss position for 12 or more months. The reference point for determining how long an investment was in an unrealized loss position was December 31, 2004. The investment held by the Company as of December 31, 2004, that had unrealized losses for a period of greater than twelve months was one obligation of states and political subdivisions. All of the investments held by the Company as of December 31, 2004, that had unrealized losses for a period of less than twelve months were due to the increased rates being offered by year-end 2004 on similar investment securities.

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
U.S. government agency securities	$52,699	452	—	—	52,699	452
Obligations of states and political subdivisions	1,780	19	448	12	2,228	31
Other investment securities	4,531	41	4	—	4,535	41

Total temporarily impaired securities	$59,010	512	452	12	59,462	524

Proceeds from the sale of investment securities available for sale during 2004, 2003, and 2002 were $17,835,000, $18,594,000, and $0, respectively. Gross gains and losses realized on the sale of investment securities available for sale for the years ended December 31 were as follows:

	2004	2003	2002
	(in thousands)
Realized gains	$238	175	—
Realized losses	(12)	—	—

Total	$226	175	—

As of December 31, 2004 and 2003, investment securities with carrying values of approximately $31,377,000 and $25,511,000, respectively, were pledged as collateral to secure public fund deposits and for other purposes required or permitted by law. Public funds approximated $33,467,000 and $30,648,000 at December 31, 2004 and 2003, respectively.

The amortized cost and approximate fair value of investment securities as of December 31, 2004, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(in thousands)
Investment Securities Available for Sale:
Due in 1 year or less	$20,520	20,630
Due after 1 year through 5 years	38,314	38,143
Due after 5 years through 10 years	23,201	23,016
Due after 10 years	5,827	6,006

Total	$87,862	87,795

Investment Securities Held to Maturity:
Due in 1 year or less	$292	294
Due after 1 year through 5 years	3,504	3,576
Due after 5 years through 10 years	5,009	5,216
Due after 10 years	385	400

Total	$9,190	9,486

3.    Loans

A summary of the respective loan categories as of December 31, 2004 and 2003, follows:

	2004	2003
	(in thousands)
Real estate loans	$264,522	249,768
Commercial and agricultural loans	123,649	116,568
Loans to individuals	10,464	10,415
Other loans	219	266

Total	$398,854	377,017

Total nonperfoming loans and assets at December 31, 2004 and 2003, were:

	2004	2003
	(in thousands)
Impaired loans:
Nonaccrual	$1,571	1,737
Restructured	486	567

Total impaired loans	2,057	2,304
Loans past due 90 days and more still accruing	858	825

Total nonperforming loans	2,915	3,129
Other real estate owned	141	163

Total nonperforming assets	$3,056	3,292

The average balances of nonperforming loans for the years ended December 31, 2004 and 2003, were $3,197,000 and $3,560,000, respectively. The allowance for credit losses related to nonperforming loans at December 31, 2004 and 2003, was $390,000 and $298,000, respectively. Nonperforming loans of $529,000 and $1,031,000 at December 31, 2004 and 2003, respectively, were not subject to a related allowance for credit losses because of the net realizable value of loan collateral, guarantees and other factors. The effect of nonaccrual and restructured loans on interest income for each of the three years ended December 31, 2004, 2003, and 2002 was:

	2004	2003	2002
	(in thousands)
Interest income:
As originally contracted	$202	213	289
As recognized	36	71	48

Reduction of interest income	$166	142	241

4.    Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2004, 2003, and 2002 were as follows:

	2004	2003	2002
	(in thousands)
Balance at beginning of year	$4,857	3,967	3,381
Provision for loan losses	858	589	1,070
Recoveries on loans previously charged off	72	41	89
Loans charged off	(1,042)	(347)	(573)
Acquisition allowance	—	607	—

Balance at end of year	$4,745	4,857	3,967

5.    Loans to Related Parties

Certain directors and officers of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Company’s subsidiaries. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The loan activity of this group, including loans as of December 31, 2004, 2003 and 2002, was as follows:

	2004	2003	2002
	(in thousands)
Aggregate balance at beginning of year	$9,503	8,051	13,213
Advances	14,189	18,067	15,072
Payments	11,716	16,615	20,234

Aggregate balance at end of year	$11,976	9,503	8,051

6.    Premises and Equipment

A summary of premises and equipment as of December 31, 2004 and 2003 was as follows:

	2004	2003
	(in thousands)
Land and improvements	$1,274	1,214
Building and improvements	11,020	10,747
Furniture and equipment	10,799	9,427

Total office properties and equipment at cost	23,093	21,388
Less accumulated depreciation	12,601	10,952

Total	$10,492	10,436

7.    Goodwill and Other Intangible Assets

As a result of the acquisition of KCI on July 30, 2004, the Company recorded goodwill of $179,000 and other intangible assets of $383,000.

As a result of the acquisition of BPSC on February 1, 2003, the Company recorded goodwill of $3,465,000 and other intangible assets of $554,000.

The gross carrying amount of other intangible assets and the associated accumulated amortization at December 31, 2004 and 2003 is presented in the table below. Amortization expense for other intangible assets was $308,000, $344,000, and $290,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

December 31, 2004	Gross Carrying Amount	Accumulated Amortization	Unamortized Intangible Assets
	(in thousands)
Other intangible assets:
Core deposit premium	$3,281	2,313	968
Customer list intangible	382	32	350

Total	$3,663	2,345	1,318

December 31, 2003
Other intangible assets:
Core deposit premium	$3,281	2,037	1,244

Projections of amortization expense are based on existing asset balances and the remaining useful lives. The following table shows the estimated future amortization expense for amortizing intangible assets for each of the years ended December 31:

	Core Deposit Premium	Customer List Intangible	Totals
	(in thousands)
2005	$219	73	292
2006	184	64	248
2007	155	56	211
2008	156	47	203
2009	127	39	166
Thereafter	127	71	198

8.    Deposits

The scheduled maturities of certificate accounts are as follows as of December 31, 2004:

(in thousands)
2005	$116,749
2006	53,987
2007	35,431
2008	13,276
2009	11,183
Thereafter	5,220

Total	$235,846

Time deposits in excess of $100,000 approximated $40,791,000 and $35,712,000 as of December 31, 2004 and 2003, respectively. Interest expense on such deposits for the years ended December 31, 2004, 2003, and 2002 was approximately $1,009,000, $1,306,000, and $1,150,000, respectively.

9.    Federal Home Loan Bank Advances

At December 31, 2004 and 2003, Federal Home Loan Bank (FHLB) advances consisted of the following:

	2004	Weighted- Average interest rate	2003	Weighted- Average interest rate
	(in thousands)
Maturity in year ending:
2004	—	—	5,864	3.37%
2005	$23,774	3.62%	22,774	3.72
2006	12,000	4.41	10,000	4.79
2007	9,500	3.75	2,500	5.00
2008	20,600	4.82	14,600	5.28
2009	9,700	4.62	4,700	5.32
Thereafter	16,300	5.16	18,506	5.30

Total	$91,874	4.39	78,944	4.62

Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 2004, the Company had advances from the FHLB with the following call features:

Year of Maturity	Callable Quarterly in year 2005
2008	$10,000
2009	500
2010	6,000

Total	$16,500

Advances from the FHLB are secured by stock in the FHLB. In addition, the bank subsidiaries have agreed to maintain unencumbered additional security in the form of certain residential mortgage loans, certain commercial real estate loans, certain agricultural real estate loans, and certain investment securities aggregating from 105 percent to 175 percent of outstanding advances.

Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. Call provisions are not included in the above listed advances.

10.    Notes Payable

The notes payable balance as of December 31, 2004, consists of $4,700,000 in advances on a revolving line of credit and $5,000,000 on a term note, both with an unaffiliated bank. Both notes have a variable interest rate at 0.30 percent below the lender’s prime rate. Interest is payable quarterly. During the year 2004, the interest rate ranged from 3.20 percent to 4.95 percent. During the year 2003, the interest rate ranged from 3.45 percent to 3.20 percent. The weighted average interest paid on the notes payable for the years ended December 31, 2004, 2003, and 2002 was 4.23%, 3.38%, and 4.11%, respectively.

Both notes are secured by all of the common stock of the subsidiaries. The revolving line of credit has a maximum limit of $9,000,000 and matures March 31, 2005. The term note calls for semi-annual payments of $500,000 for the next year and a half with the balance of the loan due at maturity on November 30, 2006.

11.    Long-term Debt

On June 20, 2002, the Company obtained $10,310,000 in long-term subordinated debt from its participation in the issuance of a pooled trust preferred security. The trust preferred has a 30 year maturity, does not require any principal amortization and is callable in five years at par at the issuers’ option. The interest rate is variable based on the three month Libor rate plus 3.65 percent, with interest payable quarterly. During the year 2004, the interest rate ranged from 4.77 percent to 5.72 percent. During the year 2003, the interest rate ranged from 5.03 percent to 4.76 percent. The weighted average interest paid on the trust preferred for the years ended December 31, 2004, 2003, and 2002 was 5.32%, 5.05%, and 5.61%, respectively.

12.    Fair Value of Financial Instruments

The fair value of the Company’s financial instruments as of December 31, 2004 and 2003, were as follows:

2004	Carrying Value	Fair Value
	(in thousands)
Financial assets:
Cash and due from banks	$14,117	14,117
Interest-bearing deposits with banks	368	368
Federal funds sold	930	930
Investment securities	96,985	97,281
Loans, net	394,109	392,663
Loan pool participations	105,502	105,502
Cash surrender value of life insurance	7,190	7,190
Accrued interest receivable	4,573	4,573

Financial liabilities:
Deposits	$475,102	476,282
Federal funds purchased	2,090	2,090
Federal Home Loan Bank advances	91,874	93,397
Notes payable	9,700	9,700
Long-term debt	10,310	10,310
Accrued interest payable	1,076	1,076

2003	Carrying Value	Fair Value
	(in thousands)
Financial assets:
Cash and due from banks	$13,683	13,683
Interest-bearing deposits with banks	857	857
Investment securities	111,444	112,009
Loans, net	372,160	373,355
Loan pool participations	89,059	89,059
Cash surrender value of life insurance	5,002	5,002
Accrued interest receivable	5,107	5,107

Financial liabilities:
Deposits	$453,125	456,131
Federal funds purchased	10,450	10,450
Federal Home Loan Bank advances	78,944	82,271
Notes payable	9,000	9,000
Long-term debt	10,310	10,310
Accrued interest payable	1,199	1,199

The recorded amount of cash and due from banks, interest-bearing deposits with banks, accrued interest receivable and payable, and federal funds sold approximates fair value due to the short-term nature of these instruments.

The estimated fair value of investment securities has been determined using available quoted market prices.

Loans have been valued using a present value discounted cash flow with a discount rate approximating the current market rate for similar loans.

The recorded amount of the loan pool participation approximates fair value due to the characteristics of the loan pool participation. Any additional value attained in the loan pool participation over purchase cost is directly attributable to the expertise of the Servicer to collect a higher percentage of the book value of loans in the pools over the percentage paid.

Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market rate for similar deposits. The fair value estimate does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. The Company believes the value of these depositor relationships to be significant.

The recorded amount of federal funds purchased approximates fair value due to the short-term nature of these instruments.

The estimated fair value of the Federal Home Loan Bank advances was determined using a present value discounted cash flow with a discount rate approximating the current market rate for similar borrowings.

The recorded amount of the notes payable approximates fair value as a result of the short-term nature of these instruments.

The recorded amount of the long-term debt approximates fair value due to the variable nature of this instrument.

13.    Income Taxes

Income tax expense (benefit) for the years ended December 31, 2004, 2003 and 2002, is as follows:

2004	Federal	State	Total
	(in thousands)
Current	$3,160	485	3,645
Deferred	(481)	(86)	(577)

Total	$2,679	399	3,078

2003	Federal	State	Total
	(in thousands)
Current	$3,219	625	3,844
Deferred	(462)	(115)	(577)

Total	$2,757	510	3,267

2002	Federal	State	Total
	(in thousands)
Current	$2,975	546	3,521
Deferred	(437)	(69)	(506)

Total	$2,538	477	3,015

Income tax expense differs from the amount computed by applying the United States federal income tax rate of 34 percent in 2004, 2003, and 2002, to income before income tax expense. The reasons for these differences are as follows:

	2004	2003	2002
	(in thousands)
Provision at statutory rate	$3,028	3,125	2,993
State franchise tax (net of federal tax benefit)	263	337	315
Nontaxable interest income	(210)	(167)	(185)
Life insurance cash value increase	(62)	(72)	(77)
Other, net	59	44	(31)

Total	$3,078	3,267	3,015

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2004 and 2003, are as follows:

	2004	2003
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$2,497	2,013
Deferred compensation	718	521
Unrealized loss on available for sale securities	31	—

Gross deferred tax assets	3,246	2,534

Deferred tax liabilities:
Depreciation and amortization	(767)	(649)
Federal Home Loan Bank stock	(110)	(110)
Premium amortization	(390)	(227)
Deferred loan fees	(16)	(22)
Purchase accounting adjustments	(564)	(703)
Unrealized gain on available for sale securities	—	(803)
Other	(44)	(66)

Gross deferred tax liabilities	(1,891)	(2,580)

Net deferred tax asset (liability)	$1,355	(46)

Based upon the Company’s level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

14.    Stock Incentive Plan

A summary of the status of the Company’s stock incentive plan as of December 31, 2004 and 2003, and the activity during the years ended on those dates is presented below:

	2004		2003		2002
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Balance at beginning of year	573,453	$7.75-22.00	490,898	$7.50-22.00	488,749	$7.50-22.00
Granted	106,502	18.52-20.84	121,130	16.00-18.76	113,760	13.86-16.01
Exercised	77,456	7.75-16.01	27,800	7.50-13.86	90,014	7.50-12.00
Forfeited	3,780	11.25-18.76	10,775	8.375-16.01	21,597	8.375-22.00

Outstanding at end of year	598,719	$7.75-22.00	573,453	$7.75-22.00	490,898	$7.50-22.00

Options exercisable at year end	389,350	$7.75-22.00	356,894	$7.75-22.00	296,808	$7.50-22.00
Weighted-average fair value of options granted during the year		$5.20		$4.68		$3.98

15.    Employee Benefit Plans

The Company maintains an employee stock ownership plan (“ESOP”) covering substantially all employees meeting minimum age and service requirements. Contributions are determined by the board of directors of each subsidiary. Contributions relating to the plan were $237,000, $196,000, and $181,000 for 2004, 2003, and 2002, respectively. As of December 31, 2004 and 2003 the ESOP owned 539,157 and 554,459 shares of the Company’s common stock, respectively.

A 401(k) plan was adopted by the Company in 1994. The Company did not make contributions to this Plan prior to 2001. Beginning in 2001, the Company matched 50 percent of employee contributions up to a maximum employee contribution of 6 percent of compensation. Contributions relating to the plan were $189,000 in 2004, $152,000 in 2003, and $131,000 in 2002. The Company has also provided deferred compensation plans to certain executive officers, which provide for a series of payments to be made after retirement. The present value of the future payments is being accrued over the respective employees remaining active service periods. The total expense related to these plans was $161,000, $222,000, and $133,000, for the years ended December 31, 2004, 2003, and 2002, respectively. The total deferred compensation liability was $1,381,000 and $1,241,000 as of December 31, 2004 and 2003, respectively.

16.    Regulatory Capital Requirements

The Company is subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total capital and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. As of December 31, 2004 and 2003, the Company and its subsidiary banks met all capital adequacy requirements to which they are subject. The Company and its bank subsidiaries actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands)
As of December 31, 2004:
Total capital (to risk-weighted assets):
Consolidated	$58,871	12.1%	$38,843	8.0%	N/A	N/A
MidWestOne Bank & Trust	24,799	10.7	18,554	8.0	$23,192	10.0%
Central Valley Bank	11,069	12.8	6,914	8.0	8,643	10.0
Pella State Bank	6,128	12.6	3,885	8.0	4,856	10.0
MidWestOne Bank	15,008	13.7	8,745	8.0	10,932	10.0

Tier 1 capital (to risk-weighted assets):
Consolidated	$52,802	10.9%	$19,422	4.0%	N/A	N/A
MidWestOne Bank & Trust	21,900	9.4	9,277	4.0	$13,915	6.0%
Central Valley Bank	9,989	11.6	3,457	4.0	5,186	6.0
Pella State Bank	5,521	11.4	1,942	4.0	2,913	6.0
MidWestOne Bank	13,856	12.7	4,373	4.0	6,559	6.0

Tier 1 capital (to average assets):
Consolidated	$52,802	8.5%	$18,750	3.0%	N/A	N/A
MidWestOne Bank & Trust	21,900	8.3	7,966	3.0	$13,277	5.0%
Central Valley Bank	9,989	8.5	3,522	3.0	5,870	5.0
Pella State Bank	5,521	8.7	1,916	3.0	3,193	5.0
MidWestOne Bank	13,856	8.1	5,113	3.0	8,522	5.0

As of December 31, 2003:
Total capital (to risk-weighted assets):
Consolidated	$56,552	12.5%	$36,340	8.0%	N/A	N/A
MidWestOne Bank & Trust	23,354	11.0	16,964	8.0	$21,205	10.0%
Central Valley Bank	11,028	13.0	6,806	8.0	8,507	10.0
Pella State Bank	5,875	14.1	3,343	8.0	4,179	10.0
MidWestOne Bank	14,252	13.5	8,436	8.0	10,545	10.0

Tier 1 capital (to risk-weighted assets):
Consolidated	$50,874	11.2%	$18,170	4.0%	N/A	N/A
MidWestOne Bank & Trust	20,704	9.8	8,482	4.0	$12,723	6.0%
Central Valley Bank	9,964	11.7	3,403	4.0	5,104	6.0
Pella State Bank	5,352	12.8	1,672	4.0	2,508	6.0
MidWestOne Bank	13,151	12.5	4,218	4.0	6,327	6.0

Tier 1 capital (to average assets):
Consolidated	$50,874	8.4%	$18,103	3.0%	N/A	N/A
MidWestOne Bank & Trust	20,704	8.3	7,514	3.0	$12,524	5.0%
Central Valley Bank	9,964	8.7	3,429	3.0	5,715	5.0
Pella State Bank	5,352	9.0	1,775	3.0	2,959	5.0
MidWestOne Bank	13,151	7.5	5,259	3.0	8,765	5.0

17.    Business Segments

The Company’s wholly-owned subsidiaries, MidWestOne Bank & Trust (“MBT”), Central Valley Bank (“CVB”), Pella State Bank (“PSB”) and MidWestOne Bank (“MWB”), have been identified as reportable operating segments in accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

The Company evaluates performance and allocates resources based on the segments net income or loss, total assets, net interest margin (FTE), return on average assets and return on average equity. The segments follow generally accepted accounting principles as described in the summary of significant accounting policies.

Each subsidiary is managed separately with its own president, who reports directly to the Company’s chief operating decision maker, and board of directors.

The following table sets forth certain information about the reported profit or loss and assets for each of the Company’s reportable segments.

	MBT	CVB	PSB	MWB	Other	Total
	(in thousands)
At or for the year ended December 31, 2004:
Total interest income	$15,746	7,383	3,519	10,102	622	37,372
Total interest expense	4,246	2,249	1,374	4,552	949	13,370
Provisions for loan losses	270	410	36	136	6	858
Total other income	1,601	829	254	1,151	441	4,276
Other intangible amortization	102	40	—	134	32	308
Total other expense	6,761	3,055	1,506	4,246	2,637	18,205
Income tax expense	2,073	874	289	713	(871)	3,078
Net income	3,895	1,584	568	1,472	(1,690)	5,829
Total assets	273,806	121,064	67,716	179,035	8,943	650,564
At or for the year ended December 31, 2003:
Total interest income	$13,838	7,931	3,456	10,470	1,883	37,578
Total interest expense	4,163	2,515	1,479	5,162	1,448	14,767
Provisions for loan losses	300	180	36	48	25	589
Total other income	1,619	893	314	1,044	488	4,358
Other intangible amortization	87	42	—	169	46	344
Total other expense	5,641	2,993	1,523	3,703	3,183	17,043
Income tax expense	1,828	1,118	260	829	(768)	3,267
Net income	3,438	1,976	472	1,603	(1,563)	5,926
Total assets	255,033	119,465	59,061	183,583	6,164	623,306
At or for the year ended December 31, 2002:
Total interest income	$13,066	8,553	3,208	12,560	153	37,540
Total interest expense	4,389	3,175	1,717	7,212	534	17,027
Provisions for loan losses	629	260	60	48	73	1,070
Total other income	1,334	834	379	974	266	3,787
Other intangible amortization	33	43	—	214	—	290
Total other expense	4,088	2,762	1,348	3,798	2,140	14,136
Income tax expense	1,804	1,140	167	780	(876)	3,015
Net income	3,457	2,007	295	1,482	(1,452)	5,789
Total assets	184,970	115,446	56,348	173,931	6,331	537,026

18.    Dividend Restrictions

The Company derives a substantial portion of its cash flow, including that available for dividend payments to shareholders, from its bank subsidiaries in the form of dividends received. The bank subsidiaries are subject to certain statutory and regulatory restrictions that affect dividend payments. Based on minimum regulating guidelines as published by those regulators, the maximum dividends which could be paid by the bank subsidiaries to the Company at December 31, 2004, without prior regulatory approval, approximated $8,070,000.

Under the terms of the Company’s notes payable, there are certain covenants with respect to the payment of dividends. The Company was in compliance with these covenants as of December 31, 2004.

19.    Commitments and Contingencies

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, which include commitments to extend credit. The Company’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. As of December 31, 2004 and 2003, outstanding commitments to extend credit totaled approximately $66,086,000 and $66,506,000, respectively.

Commitments under standby letters of credit outstanding aggregated $3,427,000 and $1,850,000 as of December 31, 2004 and 2003, respectively. The Company does not anticipate any losses as a result of these transactions.

The Company is involved in various legal actions and proceedings arising from the normal course of operations. Management believes, based upon known facts and the advice of legal counsel, that the ultimate liability, if any, not covered by insurance, arising from all legal actions and proceedings will not have a material adverse effect upon the consolidated financial position of the Company.

20.    MidWestOne Financial Group (Parent Company Only)

Balance Sheets

	December 31
	2004	2003
	(in thousands)
Assets:
Cash on deposit at bank subsidiary	$687	238
Cash at other institutions	98	95

Cash and cash equivalents	785	333
Investment securities	876	895
Loans	306	435
Loan pool participations	3,423	5,322
Investments in:
Bank subsidiaries	65,057	64,674
Bank-related subsidiaries	921	323
Premises and equipment	2,446	2,198
Other assets	3,975	1,906

Total assets	$77,789	76,086

Liabilities and Shareholders’ Equity:
Notes payable	$9,700	9,000
Long-term debt	10,310	10,310
Accrued expenses payable and other liabilities	849	632

Total liabilities	20,859	19,942

Shareholders’ equity:
Common stock	24,564	24,564
Capital surplus	12,956	12,976
Treasury stock at cost	(15,640)	(14,589)
Retained earnings	35,085	31,832
Accumulated other comprehensive (loss) income	(35)	1,361

Total shareholders’ equity	56,930	56,144

Total liabilities and shareholders’ equity	$77,789	76,086

Statements of Income

	Year ended December 31
	2004	2003	2002
	(in thousands)
Income:
Dividends from subsidiaries	$5,700	7,450	6,006
Interest income and discount on loan pool participations	590	262	78
Management, audit, and loan review fees	1,868	1,509	1,267
Other operating income	345	387	353

Total income	8,503	9,608	7,704

Expense:
Salaries and benefits expense	2,309	2,413	1,902
Interest on notes payable	428	249	270
Interest on long-term debt	548	520	296
Other operating expense	1,935	1,507	1,510

Total expense	5,220	4,689	3,978

Income before income tax benefit and equity in undistributed earnings of subsidiaries	3,283	4,919	3,726
Income tax benefit	(822)	(862)	(860)

Income before equity in undistributed earnings of subsidiaries	4,105	5,781	4,586
Equity in undistributed earnings of subsidiaries	1,724	145	1,203

Net income	$5,829	5,926	5,789

Statements of Cash Flows

	Year ended December 31
	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net income	$5,829	5,926	5,789
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,724)	(145)	(1,203)
Depreciation and amortization	706	398	289
Investment securities gains	(2)	—	—
(Increase) decrease in other assets	(2,069)	185	(792)
Increase (decrease) in other liabilities	196	88	(232)

Total adjustments	(2,893)	526	(1,938)

Net cash provided by operating activities	2,936	6,452	3,851

Cash flows from investing activities:
Purchases of investment securities	—	—	(364)
Proceeds from investment securities sales	17	—	—
Proceeds from investment securities maturities	65	17	5
Net decrease in loans	129	130	118
Purchases of loan pool participations	(646)	(4,236)	(2,960)
Principal recovery on sales of loan pool participations	142	—	226
Principal recovery on loan pool participations	2,403	2,564	2,176
Purchases of bank premises and equipment	(954)	(1,151)	(1,077)
Proceeds from sale of bank premises and equipment	—	15	1
Advances for subsidiary acquisition costs	—	(9,791)	—
Cash paid for the purchase of KCI	(450)	—	—
Advances for bank-related subsidiary equity	(236)	—	—
Repayment of bank-related subsidiary equity	108	367	306

Net cash provided by (used in) investing activities	578	(12,085)	(1,569)

Cash flows from financing activities:
Advances on notes payable	2,200	9,500	3,000
Principal payments on notes payable	(1,500)	(500)	(12,200)
Advances on long-term debt	—	—	10,310
Dividends paid	(2,576)	(2,469)	(2,496)
Purchases of treasury stock	(2,144)	(2,976)	(459)
Proceeds from stock options exercised	876	301	919
ESOP shares allocated	82	83	81

Net cash (used in) provided by financing activities	(3,062)	3,939	(845)

Net increase (decrease) in cash and cash equivalents	452	(1,694)	1,437
Cash and cash equivalents at beginning of year	333	2,027	590

Cash and cash equivalents at end of year	$785	333	2,027

Supplemental disclosure of cash flow information:
Acquisitions:
Treasury stock reissued for the purchase of KCI	$115	—	—

21.    Quarterly Results of Operations

	Quarter Ended
	March	June	September	December	Year
	(in thousands, except per share amounts)
2004:
Interest income	$9,722	9,226	9,226	9,198	37,372
Interest expense	3,304	3,300	3,369	3,397	13,370

Net interest income	6,418	5,926	5,857	5,801	24,002
Provision for loan losses	158	372	158	170	858
Noninterest income	992	1,254	951	1,079	4,276
Noninterest expense	4,876	4,595	4,215	4,827	18,513

Income before income taxes	2,376	2,213	2,435	1,883	8,907
Income taxes	818	764	846	650	3,078

Net income	$1,558	1,449	1,589	1,233	5,829

Net income per share—basic	$0.41	$0.38	$0.42	$0.33	$1.54
Net income per share—diluted	$0.40	$0.37	$0.41	$0.32	$1.50

2003:
Interest income	$9,191	9,589	9,094	9,704	37,578
Interest expense	3,922	3,906	3,571	3,368	14,767

Net interest income	5,269	5,683	5,523	6,336	22,811
Provision for loan losses	160	141	146	142	589
Noninterest income	994	1,052	1,100	1,212	4,358
Noninterest expense	3,877	4,431	4,306	4,773	17,387

Income before income taxes	2,226	2,163	2,171	2,633	9,193
Income taxes	887	776	769	835	3,267

Net income	$1,339	1,387	1,402	1,798	5,926

Net income per share—basic	$0.34	$0.36	$0.37	$0.47	$1.54
Net income per share—diluted	$0.33	$0.35	$0.36	$0.46	$1.50

Report of Independent Registered Public Accounting Firm

The Board of Directors

MidWestOne Financial Group, Inc.:

We have audited the accompanying consolidated balance sheets of MidWestOne Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MidWestOne Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Des Moines, Iowa

February 18, 2005

THE DIRECTORS AND OFFICERS

OF MIDWESTONE FINANCIAL GROUP, INC.

CORDIALLY INVITE YOU TO ATTEND THE

ANNUAL MEETING OF SHAREHOLDERS

FRIDAY, APRIL 29, 2005, 10:30 A.M. CDT

ELMHURST COUNTRY CLUB

2214 SOUTH 11TH STREET

OSKALOOSA, IA 52577

You can vote in one of three ways: 1) By Mail, 2) By Phone, 3) By Internet.

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,

DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

DETACH PROXY CARD HERE	DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

(VOTER CONTROL NUMBER ABOVE NAME HERE)

Dated:

Signature:

Signature if held jointly:

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

MidWestOne Financial Group, Inc.

If you plan to personally attend the Annual Meeting of Shareholders on April 29, 2005, please check the box and list the names of attendees below.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend

the Annual meeting.        ☐

Names of persons attending:

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3.	When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

Please note that all votes cast by telephone must be submitted prior to Wednesday, April 27, 2005 at 11:59 P.M. Central Time.

Your Telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Visit our Internet voting site at http://www.eproxyvote.com/ist-mhkcm/ and follow the instructions on the screen.

3.	When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be submitted prior to Wednesday, April 27, 2005 at 11:59 P.M. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail.

REVOCABLE PROXY            MidWestOne Financial Group, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned as a shareholder of record on February 25, 2005 hereby appoints Charles S. Howard and David A. Meinert as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of MidWestOne Financial Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 29, 2005, or any adjournment thereof.

Proposal 1—Election of Directors

☐       For all the nominees listed below (Except as marked to the contrary below)

☐       Withhold authority to vote for all the nominees below (Instructions: to withhold authority to vote for any individual nominee, strike through the nominee’s name.)

One Year Term:       01.  Barbara J. Kniff

Three Year Terms:  02.  Charles S. Howard

                                  03.  David A. Meinert

                                  04.  James G. Wake

Proposal 2—Ratify the Appointment of KPMG LLP as Independent Auditors for the Company

☐  For  ☐  Against ☐  Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(to be signed on the other side)